Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER
dated as of May 28, 2025
among
CMB.TECH NV
CMB.TECH BERMUDA LTD.
and
GOLDEN OCEAN GROUP LIMITED

Page
ARTICLE I
CERTAIN DEFINITIONS
SECTION 1.1.	Certain Definitions	2
ARTICLE II
THE MERGER
SECTION 2.1.	The Merger	14
ARTICLE III
EFFECT OF THE MERGER
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

-i-

(continued)
Page
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER
ARTICLE VII
COVENANTS OF PARENT
SECTION 7.1.	Director and Officer Liability	60
SECTION 7.2.	Stock Exchange Listing and Delisting	62
SECTION 7.3.	Merger Sub	62

-ii-

(continued)
Page
ARTICLE VIII
COVENANTS OF PARENT AND THE COMPANY
ARTICLE IX
CONDITIONS TO THE MERGER
SECTION 9.1.	Conditions to Obligations of Each Party	70
SECTION 9.2.	Conditions to Obligations of the Company	71
SECTION 9.3.	Conditions to Obligations of Parent and Merger Sub	72
SECTION 9.4.	Frustration of Closing Conditions	73
ARTICLE X
TERMINATION
SECTION 10.1.	Termination	73
SECTION 10.2.	Effect of Termination	74
ARTICLE XI
MISCELLANEOUS

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(continued)
Page
SECTION 11.17.	Counterparts; Effectiveness	80

Exhibit A	A-1
Exhibit B	B-1
Exhibit C	C-1

-iv-

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of May 28, 2025 (this “Agreement”), among CMB.TECH NV, a public limited liability company organized under the laws of the Kingdom of Belgium (“Parent”), CMB.TECH Bermuda Ltd., an exempted company limited by shares incorporated under the laws of Bermuda and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Golden Ocean Group Limited, an exempted company limited by shares incorporated under the laws of Bermuda (the “Company”).  Parent, Merger Sub and the Company are each referred to herein as a “Party” and collectively as the “Parties”.  Capitalized terms used herein shall have the meanings ascribed to such terms in Section 1.1 and elsewhere in this Agreement.
RECITALS
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Parties wish to merge the Company with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving company of such Merger and remaining as a direct wholly-owned subsidiary of Parent;
WHEREAS, a transaction advisory committee composed of the Company’s disinterested directors (the “Transaction Committee”) established by the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of its shareholders, (ii) declared advisable this Agreement and the Transactions, including the Merger, and (iii) recommended to the Company Board that this Agreement and the Transactions, including the Merger, be approved by the Company Board and submitted to the Company Shareholders Meeting for approval;
WHEREAS, the Company Board, upon the recommendation of the Transaction Committee, has (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and its shareholders, (ii) approved, adopted and declared advisable this Agreement and the Transactions, including the Merger, and (iii) recommended that this Agreement and the Transactions, including the Merger, be submitted to the Company Shareholders Meeting for approval;
WHEREAS, each of the supervisory board of Parent (the “Parent Board”) (on its own behalf and as the sole shareholder of Merger Sub) and the board of directors of Merger Sub has approved this Agreement and the Transactions, including the Merger;
WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Merger, including the receipt of Parent Shares by Company Common Shareholders, qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, and (ii) this Agreement constitutes, and is adopted as, a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations thereunder; and
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions thereto.

NOW, THEREFORE, in consideration of the foregoing and the representations and warranties, covenants and agreements contained herein, the Parties hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
SECTION 1.1.  Certain Definitions.
(a)  When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.1(a):
“1933 Act” means the Securities Act of 1933, as amended.
“1934 Act” means the Securities Exchange Act of 1934, as amended.
“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest or any public announcement of intention to enter into any agreement or of (or intention to make) any offer, proposal, inquiry or indication of interest by a Third Party relating to any transaction or series of related transactions involving (i) any direct or indirect acquisition, lease or other disposition of assets of the Company or its Subsidiaries (including any Company Vessels or voting securities of the Company’s Subsidiaries) equal to, individually or in the aggregate, 15% or more of the fair market value of the consolidated assets of the Company and its Subsidiaries or to which 15% or more of the consolidated net income or revenues of the Company and its Subsidiaries for the then most recently completed four-quarter period are attributable, (ii) any direct or indirect acquisition of 15% or more of the total outstanding equity or voting securities of the Company, including by way of tender offer or exchange offer, (iii) a merger, amalgamation, consolidation, spin-off, share exchange (including a split-off), business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, extraordinary dividend, dissolution or other similar transaction involving the Company or any of its Subsidiaries involving (A) 15% or more of the consolidated assets of the Company and its Subsidiaries or assets of the Company and/or any of its Subsidiaries that represented, individually or in the aggregate, 15% or more of the consolidated net income or revenues of the Company for the then most recently completed four-quarter period or (B) 15% or more of the total outstanding equity or voting securities of the Company, or (iv) any other transaction or series of transactions having a similar effect to those described in clauses (i), (ii) or (iii).
“Action” means any litigation, claim, action, suit, hearing, arbitration, audit, inspection, investigation or other proceeding (whether civil, criminal, administrative, labor or investigative) by or before a Governmental Authority or arbitrator(s).
“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person.  For purposes of this definition and as used otherwise in this Agreement, “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, as trustee or executor, by Contract or otherwise; provided, that in no event shall any portfolio company of a private equity investor or asset management investor in a

Party be deemed an Affiliate of such Party, and in no event shall Parent be deemed an Affiliate of the Company.
“Antitrust Laws” means any antitrust, competition or trade regulatory Laws of any jurisdiction, including the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“BCA” means the Companies Act 1981, as amended, of Bermuda.
“BCCA” means the Belgian Code of Companies and Association adopted by the Act of March 23, 2019, as amended and replaced from time to time.
“BDO” means BDO Bedrijfsrevisoren BV.
“Bermuda Merger Agreement” means the statutory merger agreement among the Company, Parent and Merger Sub substantially in the form of the agreement attached hereto as Exhibit A.
“Book-Entry Share” means a Company Common Share outstanding immediately prior to the Effective Time represented by book-entry.
“Business Day” means (except as otherwise expressly set forth herein) a day other than Saturday, Sunday or other day on which commercial banks located in New York, New York, Hamilton, Bermuda, Oslo, Norway or in Brussels, Belgium are authorized or required by applicable Law to close.
“Certificate” means each certificate which, immediately prior to the Effective Time, represented outstanding Company Common Shares.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2024, and the footnotes thereto, audited by the Company’s auditors PricewaterhouseCoopers AS.
“Company Balance Sheet Date” means December 31, 2024.
“Company Benefit Plan” means any employee benefit plan, including any (i) deferred compensation or retirement plan or arrangement, (ii) defined contribution retirement plan or arrangement, (iii) defined benefit retirement plan or arrangement, (iv) employee welfare benefit plan or material fringe benefit plan or program, or (v) stock purchase, stock option, severance pay, employment, change-in-control, retention, vacation pay, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, employee loan or other employee benefit plan, practice, contract, program, policy or other arrangement, whether written or oral, formal or informal, whether or not subject to ERISA, under which any present or former employee, director, officer, consultant or independent contractor of the Company or any of its Subsidiaries has any present or future right to compensation, payments or benefits and that is sponsored or maintained or contributed to by the Company or any of its Subsidiaries.

“Company Common Shareholders” means those Persons holding outstanding Company Common Shares immediately prior to the Effective Time.
“Company Common Shares” means common shares of the Company, $0.05 par value per share.
“Company Disclosure Documents” means any form, report, schedule, statement or other document required to be filed or provided with or to the SEC, NASDAQ, the NFSA, the OSE or other Governmental Authority by the Company or distributed or otherwise disseminated by the Company to the Company’s shareholders in connection with the Transactions, including the Registration Statement or the Proxy Statement.
“Company Disclosure Letter” means the Disclosure Letter dated the date hereof regarding this Agreement that has been provided by the Company to Parent.
“Company Material Adverse Effect” means any change, effect, event, occurrence, or development that, individually or in the aggregate with all such other changes, events, occurrences or developments, (i) has or would reasonably be expected to have a material adverse effect on the financial condition, business, assets (including Company Vessels), and liabilities (taken as a whole) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that none of the changes, effects, events, occurrences or developments to the extent attributable to the following shall be taken into account in determining whether there has been a Company Material Adverse Effect:  (A) changes in applicable Law, GAAP or IFRS or authoritative interpretations thereof, in each case, after the date hereof, (B) changes in the global financial or securities markets or general global economic or political conditions, (C) changes or conditions generally affecting the industry in which the Company and its Subsidiaries operate, (D) acts of war, sabotage or terrorism, or any escalation or the worsening of the foregoing, or natural disasters, (E) other than for purposes of Section 4.3 and Section 4.17(f) (and, to the extent related thereto, the conditions set forth in Section 9.3(a)(iii)), the execution or performance of this Agreement or the announcement or consummation of the Transactions, (F) any failure by the Company and its Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial or operating performance for any future period (provided that, in the case of this clause (F), the underlying cause of any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred), (G) the taking of any action required or permitted by this Agreement provided, that the exception in this clause (G) shall not apply to any representation or warranty contained in Section 4.3 or Section 4.17(f) (and, to the extent related thereto, the conditions set forth in Section 9.3(a)(iii)), or (H) the Specified Approvals having not been obtained at Closing; provided, that the effect of any matter referred to in clauses (A), (B), (C), or (D) shall only be excluded to the extent that such matter does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other entities operating in the dry bulk cargo shipping industry, or (ii) has or would reasonably be expected to materially impair the ability of the Company to perform its obligations under this Agreement or materially delay the ability of the Company to consummate the Transactions.
“Company Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Company Balance Sheet), (iii) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business consistent with past practices for amounts that are not yet due and payable or that are being contested in good faith, (iv) Liens on Company Vessels for crews’ wages and salvage, for claims covered by insurance, and for maritime liens arising in the ordinary course of business which secure obligations not yet due and payable or not more than thirty (30) days overdue, (v) other Liens incidental to the conduct of the business of the Company and its Subsidiaries or the ownership of the Company’s or its Subsidiaries’ property and assets and arising by operation of law which secure obligations not yet due or payable or not more than thirty (30) days overdue, (vi) restrictions on transfer of securities under applicable securities Laws, (vii) Liens that will be released on or prior to the Closing Date, and (viii) Liens incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the use of the property or assets encumbered thereby.
“Company Vessels” means Company Owned Vessels and Company Leased Vessels.
“Contract” means any contract, agreement, note, bond, indenture, mortgage, guarantee, option, derivative, lease, license, sales or purchase order, warranty, commitment or other instrument, obligation or binding arrangement or understanding of any kind, whether written or oral.
“Contribution in Kind” means the Belgian legal concept of a capital increase following a contribution in kind (“inbreng in natura/apport en nature”) as set out in articles 7:196 and 7:197 of the BCCA.
“Control” has the meaning specified in the definition of Affiliate.
“Dissenting Company Shares” means Company Common Shares held by Dissenting Shareholders.
“Dissenting Shareholder” means a Company Common Shareholder who, as of the Effective Time, (i) did not vote in favor of the Company Shareholders Approval, (ii) complied with all of the provisions of the BCA concerning the right of the Company Common Shareholders to require appraisal of the Company Common Shares pursuant to the BCA, and (iii) made an application to the Supreme Court of Bermuda pursuant to Section 106(6) of the BCA.
“Environmental Laws” means applicable Laws, any agreement with any Governmental Authority and Maritime Guidelines, in each case, relating to human health and safety, the environment or to pollutants, natural resources, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials (including the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. §9601 et seq., the Oil Pollution Act of 1990, the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any state and local or foreign counterparts or equivalents).
“ERISA” means the Employee Retirement Income Security Act of 1974.

“EU Exemption Document” means the exemption document issued by Parent with respect to the admission to trading of the Merger Consideration in accordance with Article 1, section 5, (f) of the EU Prospectus Regulation 2017/1129.
“Euronext” means the regulated market in Brussels, operated by Euronext Brussels SA/NV.
“Exchange Agent” means Computershare, Inc. and its subsidiary Computershare Trust Company, N.A. or such other bank or independent financial institution in the United States (or non-Belgian Affiliate thereof) reasonably acceptable to the Company and Parent.
“Exchange Agent Agreement” means the Exchange Agent Agreement, to be entered into among the Company, Parent and the Exchange Agent prior to the Closing Date, in substantially the form attached hereto as Exhibit B.
“FSMA” means the Belgian Financial Services and Markets Authority.
“GAAP” means accounting principles generally accepted in the United States, consistently applied.
“Governmental Authority” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States (including Bermuda, Norway and the Kingdom of Belgium), international, multinational, supranational (including the European Union or the European Central Bank) or other government or body, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self-regulatory organization, including NASDAQ, the NYSE, the OSE and Euronext.
“Governmental Authorizations” means, with respect to any Person, all licenses, permits (including construction permits), certificates, waivers, consents, franchises, accreditations, exemptions, variances, easements, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any applicable Law.
“IFRS” means the international financial reporting standards adopted by the International Accounting Standards Board from time to time, consistently applied.
“Indebtedness” means, with respect to any Person as of any date of determination, without duplication, any (i) obligation of such Person with respect to any indebtedness for borrowed money as of such date (including all obligations for principal, accrued interest, and any premiums, penalties, fees, expenses and breakage costs that are payable by such Person as of such date), (ii) obligation of such Person with respect to any indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security as of such date (including all obligations for principal, accrued interest, and any premiums, penalties, fees, expenses and breakage costs that are payable by such Person as of such date), (iii) obligation of such Person with respect to any sale/leaseback or similar arrangement in respect of a vessel

(including all obligations for principal, accrued interest, and any premiums, penalties, fees, expenses and breakage costs that are payable by such Person as of such date), (iv) all reimbursement obligations with respect to outstanding banker’s acceptances or letters of credit, but in the case of letters of credit only to the extent drawn as of such date, (v) liability of such Person as of such date with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (vi) responsibility or liability of such Person as of such date directly or indirectly as obligor, guarantor, surety or otherwise of any of the foregoing, and (vii) obligations of the type referred to in clauses (i) through (vi) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
“Intervening Event” means a material fact, event, change, development, or set of circumstances (other than an Acquisition Proposal) affecting the business, assets or operations of the Company and occurring or arising after the date of this Agreement that was not known or reasonably foreseeable by the Transaction Committee or the Company Board as of or prior to the date of this Agreement; provided, that no fact, event, change, development or set of circumstances shall constitute an Intervening Event if such fact, event, change, development or set of circumstances (a) affects the dry bulk cargo shipping industry generally (including events that generally affect the market value of vessels or charter hire rates), or (b) resulted from or arose out of the announcement or consummation of the Transactions or the compliance by the Company with its covenants and agreements hereunder; provided, further, that no such effect on the Company shall be considered to be material and thus an Intervening Event if the economic impact on the Company is less than $100,000,000.
“Knowledge of Parent” or any similar phrase means the actual knowledge of Alexander Saverys or Ludovic Saverys.
“Knowledge of the Company” or any similar phrase means the actual knowledge of Peder Simonsen.
“Law” means any foreign, supranational, federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, hypothecation, charge, security interest, infringement, interference, right of first refusal, right of first offer, preemptive right, option, community property right or other adverse claim or encumbrance of any kind in respect of such property or asset.
“Maritime Guidelines” means any United States, international or non-United States (including the Marshall Islands, Liberia and Bermuda) rule, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to a Company Vessel or Parent Vessel, as applicable, and to which a Company Vessel or Parent Vessel, as applicable, is subject and required to comply with, imposed, published or promulgated by any relevant Governmental Authority, the International Maritime Organization, such Company

Vessel’s or Parent Vessel’s, as applicable, classification society or the insurer(s) of such Company Vessel or Parent Vessel, as applicable.
“Material Contracts” means each Contract described in Section 4.15(a) or Section 5.15(a), as the case may be.
“Merger Consideration” means the Parent Shares to be issued pursuant to Section 3.1(a) and Section 3.2(b).
“NASDAQ” means the NASDAQ Global Select Market.
“Newbuildings” means vessels contracted to be constructed, under construction or newly constructed for, but not yet delivered to, (i) the Company or any of its Subsidiaries, other than Company Vessels or (ii) Parent or any of its Subsidiaries, other than Parent Vessels, in each case, as applicable.
“NFSA” means the Norwegian Financial Supervisory Authority.
“Norwegian Securities Trading Act” means the Norwegian Securities Trading Act of June 29, 2007, no. 75, as amended.
“Notarial Deed” means the notarial deed to be enacted by a Belgian notary public with respect to the capital increase within the framework of the authorized capital resulting from the Contribution in Kind by the Exchange Agent of the Surviving Company Shares in the name and on behalf of and for the account and benefit of the former Company Common Shareholders to Parent in return for being issued the Merger Consideration (new Parent Shares) in the name and on behalf of and for the account and benefit of the former Company Common Shareholders.
“NYSE” means the New York Stock Exchange.
“Order” means any injunction, judgment, decree, order, ruling, writ, assessment, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.
“OSE” means the Oslo Stock Exchange.
“Parent Audit Report” means the special report on the Contribution in Kind of the Surviving Company Shares drawn up by Parent’s auditors BDO in accordance with article 7:197 of the BCCA.
“Parent Balance Sheet” means the audited consolidated balance sheet of Parent as of December 31, 2024, and the footnotes thereto, audited by Parent’s auditors BDO.
“Parent Balance Sheet Date” means December 31, 2024.
“Parent Benefit Plan” means any employee benefit plan, including any (i) deferred compensation or retirement plan or arrangement, (ii) defined contribution retirement plan or arrangement, (iii) defined benefit retirement plan or arrangement, (iv) employee welfare benefit plan or material fringe benefit plan or program, or (v) stock purchase, stock option, severance pay, employment, change-in-control, retention, vacation pay, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, employee loan or other employee benefit plan, practice, contract, program, policy or other arrangement, whether written or oral, formal or informal, whether or not subject to ERISA, under which any present or former employee, director, officer, consultant or individual independent contractor of Parent or any of its Affiliates has any present or future right to compensation, payments or benefits and that is sponsored or maintained or contributed to by Parent or any of its Affiliates.
“Parent Disclosure Documents” means any form, report, schedule, statement or other document required to be filed or provided with or to the SEC, the NYSE, the NFSA, the OSE, Euronext or other Governmental Authority by Parent or distributed or otherwise disseminated by Parent to Parent’s shareholders or the Company’s shareholders in connection with the Transactions, including the Registration Statement, the Proxy Statement, the EU Exemption Document, the Parent Special Board Report and the Parent Audit Report.
“Parent Disclosure Letter” means the Disclosure Letter dated the date hereof regarding this Agreement that has been provided by Parent to the Company.
“Parent Material Adverse Effect” means any change, effect, event, occurrence, or development that, individually or in the aggregate with all such other changes, events, occurrences or developments, (i) has or would reasonably be expected to have a material adverse effect on the financial condition, business, assets (including Parent Vessels), and liabilities (taken as a whole) or results of operations of Parent and Parent’s Subsidiaries, taken as a whole; provided, that none of the changes, effects, events, occurrences or developments to the extent attributable to the following shall be taken into account in determining whether there has been a Parent Material Adverse Effect:  (A) changes in applicable Law, GAAP or IFRS or authoritative interpretations thereof, in each case, after the date hereof, (B) changes in the global financial or securities markets or general global economic or political conditions, (C) changes or conditions generally affecting the industry in which Parent and its Subsidiaries operate, (D) acts of war, sabotage or terrorism, or any escalation or worsening of the foregoing, or natural disasters, (E) other than for purposes of Section 5.3 and Section 5.17(f) (and, to the extent related thereto, the conditions set forth in Section 9.2(a)(iii)), the execution or performance of this Agreement or the announcement or consummation of the Transactions, (F) any failure by the Parent and its Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial or operating performance for any future period (provided that, in the case of this clause (F), the underlying cause of any such failure may be taken into account in determining whether a Parent Material Adverse Effect has occurred), or (G) the taking of any action required or permitted by this Agreement (provided, that the exception in this clause (G) shall not apply to any representation or warranty contained in Section 5.3 or Section 5.17(f) (and, to the extent related thereto, the conditions set forth in Section 9.2(a)(iii))); provided, that the effect of any matter referred to in clauses (A), (B), (C) or (D) shall only be excluded to the extent that such matter does not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other entities operating in the shipping industry, or (ii) has or would reasonably be expected to materially impair the ability of Parent to perform its obligations under this Agreement or materially delay the ability of Parent to consummate the Transactions.

“Parent Permitted Liens” means (i) Liens disclosed on the Parent Balance Sheet, (ii) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Parent Balance Sheet), (iii) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business consistent with past practices for amounts that are not yet due and payable or that are being contested in good faith, (iv) Liens on Parent Vessels for crews’ wages and salvage, for claims covered by insurance, and for maritime liens arising in the ordinary cause of business which secure obligations not yet due and payable or not more than thirty (30) days overdue, (v) other Liens incidental to the conduct of the business of Parent and its Subsidiaries or the ownership of Parent’s or its Subsidiaries’ property and assets and arising by operation of law which secure obligations not yet due and payable or not more than thirty (30) days overdue, (vi) restrictions on transfer of securities under applicable securities Laws, (vii) Liens that will be released on or prior to the Closing Date, (viii) Liens on the ordinary shares of Merger Sub owned by Parent,  (ix) Liens on the ordinary shares of CMB.TECH Enterprises NV pursuant to the Bridge Facility Agreement dated March 4, 2025 and (x) Liens incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the use of the property or assets encumbered thereby.
“Parent Shares” means the ordinary shares of Parent, no par value per share.
“Parent Special Board Report” means the special report on the Contribution in Kind of the Surviving Company Shares drawn up by the Parent Board in accordance with article 7:197 of the BCCA.
“Parent Vessels” the Parent Owned Vessels and the Parent Leased Vessels.
“Per Share Merger Consideration” means 0.95 Parent Shares for each Company Common Share (excluding the Specified Company Shares).
“Per Share Monetary Value” means $14.49, it being understood that if, between the date of this Agreement and the Effective Time (i) the outstanding Company Common Shares shall have changed into a different number of shares or a different class by reason of any stock dividend or distribution, subdivision, reclassification, recapitalization, stock split, reverse stock split, stock consolidation, combination, repurchase, exchange of shares or other similar change or event, then this amount shall be correspondingly adjusted to reflect such stock dividend or distribution, subdivision, reclassification, recapitalization, stock split, reverse stock split, stock consolidation, combination, repurchase, exchange of shares or other similar change or event, or (ii) the outstanding Company Common Shares shall have changed into a different number of shares by reason of any issuance of additional shares of stock, the Company shall have issued any securities of a different class or type whatsoever than the Company Common Shares, or the Company shall have issued a cash dividend or other distribution, then this amount shall be correspondingly adjusted to reflect such issuance, dividend or distribution.  Any such adjustment shall be made in accordance with the illustrative calculations set forth in Exhibit C.

“Person” means an individual, corporation, partnership, limited liability company, a trust, an unincorporated association, or other entity or organization, including a Governmental Authority.
“Representatives” means, with respect to any Person, the respective directors, officers, employees, consultants, counsel, accountants, agents, advisors, investment bankers and other representatives of, or Persons retained by, such Person.
“SEC” means the United States Securities and Exchange Commission.
“Specified Approvals” means the amendments, consents or waivers identified on Section 1.1 of the Company Disclosure Letter.
“Specified Company Shares” means any Company Common Shares to be canceled in accordance with Section 3.1(b).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.
“Surviving Company Shares” means common shares of the Surviving Company, $0.01 par value per share.
“Tax Returns” means any return, declaration, report, claim for refund, election, disclosure, estimate or information return or statement required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means all federal, state, local and foreign income, profits, tonnage, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including all estimated taxes, deficiency assessments, additions to tax, penalties and interest, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.
“Transactions” means the transactions contemplated by this Agreement and the Bermuda Merger Agreement, including the Merger.
“VPS” means the Norwegian central securities depository, Euronext Securities Oslo (Verdipapirsentralen).

(b)  For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder; (ix) a reference to any Contract will include such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed in the Company Disclosure Letter or the Parent Disclosure Letter, all such amendments, supplements or modifications must also be listed in the Company Disclosure Letter or the Parent Disclosure Letter; (x) all accounting terms used and not defined herein have the respective meanings given to them under GAAP (if relating to the Company) or IFRS (if relating to Parent); (xi) all references to “day” or “days” are to calendar days; (xii) any references in this Agreement to “dollars” or “$” shall be to U.S. dollars; and (xiii) a Party’s obligation to not unreasonably withhold its consent (or similar construction) to any action shall not be deemed to imply that there are circumstances where it would be unreasonable for the Party to withhold its consent to the action in question.

(c)  Delivery of Documents and Information.  Any document, list or other item shall be deemed to have been “made available” or “delivered” to a Party for all purposes hereof if such document, list or other item was posted no less than one (1) Business Day prior to the date of this Agreement and remained so posted and accessible continuously through the Closing in the virtual data room hosted via ShareFile (located in the Project Artemis folder at https://sewkis.sharefile.com/home/shared/fo40b439-d5e1-4c39-95dc-a205686cf72f) created and maintained by the Parties in connection with the transactions contemplated by this Agreement.
(d)  Additional Terms.  Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
Adjournment Period	Section 8.1(e)
Adverse Recommendation Change	Section 6.4(a)
Agreement	Preamble
Appraisal Withdrawal	Section 3.1(e)(ii)
Appraised Fair Value	Section 3.1(e)(i)
Bye-law Amendment	Section 8.1(e)
Certificate of Merger	Section 2.1(c)
Closing	Section 2.1(b)
Closing Date	Section 2.1(b)
Company	Preamble

Term	Section
Company Board	Recitals
Company Board Recommendation	Section 4.2(b)
Company Charter Documents	Section 4.1
Company Disclosure Information	Section 4.8
Company Filing Documents	Section 4.6(a)
Company Group Charter Documents	Section 4.5(b)
Company Interested Party Transaction	Section 4.24(a)
Company Leased Vessels	Section 4.14(a)
Company Owned Vessels	Section 4.14(a)
Company Securities	Section 4.4(b)
Company Shareholders Approval	Section 4.2(a)
Company Shareholders Meeting	Section 8.1(e)
Company Subsidiary Charter Documents	Section 4.5(b)
Company Subsidiary Securities	Section 4.5(c)
D&O Insurance	Section 7.1(c)
Effective Time	Section 2.1(c)
End Date	Section 10.1(b)(i)
Equitable Exceptions	Section 4.2(a)
Exchange Fund	Section 3.2(b)
Indemnified Person	Section 7.1(a)
intentional breach	Section 10.2
Letter of Transmittal	Section 3.2(d)(i)
Material Company Breach	Section 10.1(e)
Material Parent Breach	Section 10.1(d)
Merger	Recitals
Merger Application	Section 2.1(c)
Merger Sub	Preamble
Merger Sub Shareholder Approval	Section 5.2(a)
Non-Disclosure Agreement	Section 6.3
Notice Period	Section 6.4(b)(ii)
OFAC	Section 4.25
Parent	Preamble
Parent Board	Recitals
Parent Charter Documents	Section 5.1
Parent Disclosure Information	Section 5.8
Parent Group Charter Documents	Section 5.5(b)
Parent Leased Vessels	Section 5.14(a)
Parent Owned Vessels	Section 5.14(a)
Parent SEC Documents	Section 5.6(a)
Parent Securities	Section 5.4(b)
Parent Subsidiary Charter Documents	Section 5.5(b)
Parent Subsidiary Securities	Section 5.5(c)
Party or Parties	Preamble
Policies	Section 4.20
Premium Cap	Section 7.1(c)

Term	Section
Proxy Statement	Section 8.1(a)
Registrar	Section 2.1(c)
Registration Statement	Section 8.1(a)
Superior Proposal	Section 6.4(d)
Surviving Company	Section 2.1(a)
Takeover Statute	Section 4.23
Transaction Committee	Recitals
Transaction Committee Recommendation	Section 4.2(b)
Transfer Taxes	Section 8.8
Undistributed Parent Shares	Section 3.2(c)
ARTICLE II
THE MERGER
SECTION 2.1.  The Merger.
(a)  The Merger.  Upon the terms and subject to the conditions of this Agreement and the Bermuda Merger Agreement and in accordance with the BCA, at the Effective Time, the Company shall be merged with and into Merger Sub.  Following the Merger, the separate existence of the Company will cease, and Merger Sub will continue its corporate existence under the BCA as the surviving company of the Merger (the “Surviving Company”).
(b)  Closing.  Subject to the provisions of Article IX, the closing of the Merger (the “Closing”) shall take place:  (i) in New York City at the offices of Seward & Kissel LLP, One Battery Park Plaza, New York, NY 10004 USA and at the Belgian notary public’s office of NOTA Notaries in Antwerp, Belgium, as soon as possible, but in any event no later than the date that is five (5) Business Days after the date the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the Party or Parties entitled to the benefit of such conditions; or (ii) at such other place, at such other time or on such other date as the Parties may mutually agree in writing.  The date on which the Closing actually takes place and is completed (including the Contribution in Kind and issuance of the Merger Consideration to the Exchange Agent in the name and on behalf of and for the account and benefit of the Company Common Shareholders) is referred to as the “Closing Date”.  On the Closing Date, and as soon as reasonably practicable following the Effective Time as contemplated by Section 2.1(c), the Parent and Exchange Agent shall duly execute the Notarial Deed before the Belgian notary public.
(c)  Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement and the Bermuda Merger Agreement, on or prior to the Closing Date, Parent, Merger Sub and the Company shall (a) execute and deliver the Bermuda Merger Agreement,

(b) cause an application for registration of the Surviving Company (the “Merger Application”) to be prepared and filed with the Registrar of Companies in Bermuda (the “Registrar”) and in accordance with Section 108 of the BCA, and (c) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the Merger (the “Certificate of Merger”), effective as of the Closing Date and at the time of day mutually agreed upon by the Company and the Parent and set forth in the Merger Application.  The Merger will take effect upon the issuance of the Certificate of Merger by the Registrar or at such later date or time as may be agreed by the Parties in writing and specified in the Certificate of Merger in accordance with the BCA (such time, the “Effective Time”).
(d)  Effects of the Merger.  The Merger will have the effects set forth in this Agreement, the Bermuda Merger Agreement, the Certificate of Merger and the applicable provisions of the BCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the undertakings and property of the Company and Merger Sub shall vest in the Surviving Company and all liabilities, obligations and claims of the Company and Merger Sub shall become the liabilities, obligations and claims of the Surviving Company.
(e)  Memorandum of Association and Bye-laws.  At the Effective Time, by virtue of the Merger, the memorandum of association and bye-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the memorandum of association and bye-laws of the Surviving Company until thereafter amended in accordance with such memorandum of association, bye-laws and applicable Law.
(f)  Directors and Officers of Surviving Company.  The directors and officers of Merger Sub at the Effective Time shall be the initial directors and officers, respectively, of the Surviving Company and shall hold office in accordance with the memorandum of association and bye-laws of the Surviving Company until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
ARTICLE III
EFFECT OF THE MERGER
SECTION 3.1.  Effect on Share Capital .  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, any Company Common Shareholder or the holder of any common shares of Merger Sub:
(a)  each Company Common Share issued and outstanding immediately prior to the Effective Time (other than any Specified Company Shares) shall be canceled and automatically converted into the right to receive the Per Share Merger Consideration, in the following manner:  first, each Company Common Share issued and outstanding immediately prior to the Effective Time (other than any Specified Company Shares) shall be automatically converted into one (1) Surviving Company Share (by way of cancellation of such Company Common Share and issuance of a Surviving Company Share in consideration thereof) and to effect such conversion the Surviving Company shall deliver to the Exchange Agent, solely in the name and on behalf of and for the account and benefit of the former Company Common Shareholders (other than the holders of Specified Company Shares), a number of Surviving Company Shares equal to the total number of Company Common Shares outstanding immediately prior to the Effective Time (reduced by the number of Specified Company Shares), and second, each such Surviving Company Share shall be automatically exchanged for the right to receive the Per Share Merger Consideration, in accordance with the procedures set forth in Section 3.2.  As of the Effective Time, all such Company Common Shares (other than any Specified Company Shares) shall no longer be outstanding and shall automatically be canceled and extinguished and shall cease to exist, and shall thereafter represent only the right to receive the Per Share Merger Consideration in the manner contemplated by Section 3.2;
(b)  each share of Company Common Shares that is owned by (i) the Company or its Subsidiaries, or (ii) Parent, Merger Sub or their respective Subsidiaries, shall automatically be canceled and extinguished and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(c)  each common share of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable Surviving Company Share; and
(d)  notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time:
(i)  the outstanding Parent Shares or the outstanding Company Common Shares shall have changed into a different number of shares or a different class by reason of any stock dividend or distribution, subdivision, reclassification, recapitalization, stock split, reverse stock split, stock consolidation, combination, repurchase, exchange of shares or other similar change or event, then the Merger Consideration and the Per Share Merger Consideration shall be correspondingly adjusted to reflect such stock dividend or distribution, subdivision, reclassification, recapitalization, stock split, reverse stock split, stock consolidation, combination, repurchase, exchange of shares or other similar change or event; or
(ii)  the outstanding Parent Shares or the outstanding Company Common Shares shall have changed into a different number of shares by reason of any issuance of additional shares of stock, the Parent or the Company shall have issued any securities of a different class or type whatsoever than the Parent Shares or the Company Common Shares, or the Parent or the Company shall have issued a cash dividend or other distribution, then the Merger Consideration and the Per Share Merger Consideration shall be correspondingly adjusted to reflect such issuance, dividend or distribution.  Any such adjustment to the Merger Consideration and the Per Share Merger Consideration shall be made in accordance with the illustrative calculations set forth on Exhibit C.
(e)  Dissenting Company Shares.
(i)  At the Effective Time, all Dissenting Company Shares shall be automatically cancelled and, unless otherwise expressly required by applicable Law, converted into the right to receive Per Share Merger Consideration pursuant to Section 3.1(a), and any holder of Dissenting Company Shares shall in the event that the fair value of a Dissenting Company Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the BCA (the “Appraised Fair Value”) is greater than the applicable Per Share Merger Consideration, be entitled to receive such difference from the Surviving Company by payment made within one month after such Appraised Fair Value is finally determined by the Supreme Court of Bermuda under Section 106(6) of the BCA.

(ii)  In the event that a Company Common Shareholder fails to exercise, perfect, effectively withdraws or otherwise waives any right to appraisal under Section 106(6) of the BCA (each, an “Appraisal Withdrawal”), such Company Common Shareholder shall have no other rights with respect to such Company Common Shares other than as contemplated by Section 3.1(a).
(iii)  The Company shall give Parent (i) prompt notice of (a) any demands for appraisal of Dissenting Company Shares or Appraisal Withdrawals and any other written instruments received by the Company relating to dissenter or appraisal rights, and (b) to the extent of Knowledge of the Company thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Company Shares; and (ii) to the extent permitted by applicable Law, the right to participate with the Company in any settlement negotiations and legal proceedings with respect to demands for appraisal pursuant to the BCA in respect of the Dissenting Company Shares.  The Company shall not, except with the written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, settle (or offer to settle) any demands for appraisal or waive any Company Common Shareholder’s failure to take any action (or omit to take any action) in order to exercise or perfect such Person’s right to appraisal.
SECTION 3.2.  Contribution in Kind to Parent and Delivery of Consideration.
(a)  Appointment of Exchange Agent.  The appointment of the Exchange Agent to act as agent for the Merger and to, among other things, act as agent in the name and on behalf of and for the account and benefit of the Company Common Shareholders (other than the holders of Specified Company Shares) for the purpose of giving effect to the Contribution in Kind contemplated by this Section 3.2 and delivering the Per Share Merger Consideration to the Company Common Shareholders (other than the holders of Specified Company Shares) pursuant to the terms of this Article III shall be approved by the shareholders of the Company at the Company Shareholders Meeting.  Subject to the approval of the appointment of the Exchange Agent by the shareholders of the Company at the Company Shareholders Meeting, Parent and the Company shall appoint the Exchange Agent, pursuant to the Exchange Agent Agreement, as directed by the terms of this Agreement, to act as agent for the Merger and, among other things, to act in the name and on behalf of and for the account and benefit of the Company Common Shareholders (other than the holders of Specified Company Shares) to (i) contribute the Surviving Company Shares to Parent and (ii) accept in their name and on their behalf, in return for such contribution, the Merger Consideration.
(b)  Contribution in Kind.  As soon as possible on the Closing Date following the Effective Time, and pursuant to the provisions of the BCCA, the Exchange Agent (acting as an exchange agent and solely in the name and on behalf of and for the account and benefit of the Company Common Shareholders (other than the holders of Specified Company Shares)), shall contribute solely in the name and on behalf of and for the account and benefit of the Company Common Shareholders (other than the holders of Specified Company Shares), all of the issued and outstanding Surviving Company Shares that were issued to the Exchange Agent pursuant to Section 3.1(a) and Section 3.2(b) to Parent as a Contribution in Kind, and, in consideration of this Contribution in Kind, Parent shall issue and deliver to the Exchange Agent (solely in the name and on behalf of and for the account and benefit of the Company Common Shareholders (other than the holders of Specified Company Shares)), the Merger Consideration (such Parent Shares constituting the Merger Consideration received by the Exchange Agent and other cash or assets received by the Exchange Agent pursuant to the terms hereof for payment to Company Common Shareholders (other than the holders of Specified Company Shares) are referred to herein as the “Exchange Fund”).
(c)  Undistributed Parent Shares.  The Exchange Agent Agreement shall provide that, to the extent that there is any shareholders meeting of Parent with a record date occurring during the period of time that the Exchange Agent holds any undistributed Parent Shares in the Exchange Fund (“Undistributed Parent Shares”), the Exchange Agent will not vote for any of such Undistributed Parent Shares on any matter presented for a vote at such Parent shareholders meeting or any postponement or adjournment thereof.  Whenever a dividend or other distribution is declared or made with respect to Parent Shares with a record date for such dividend or distribution after the Closing Date, it shall be paid by Parent to the Exchange Agent with respect to all Undistributed Parent Shares on such record date (and such dividends or distributions shall be added to the Exchange Fund and shall be paid over by the Exchange Agent to the Company Common Shareholders (other than the holders of Specified Company Shares) to which the corresponding Parent Shares receiving such dividends or distributions are distributed by the Exchange Agent upon such Company Common Shareholders’ proper delivery pursuant to Section 3.2(d) of a letter of transmittal and Certificate or Book-Entry Shares).
(d)  Company Common Shares.
(i)  As soon as reasonably practicable after the Closing Date, the Exchange Agent shall mail or otherwise deliver to each Company Common Shareholder whose Company Common Shares were converted into Surviving Company Shares and who has the right to receive Per Share Merger Consideration hereunder:  (A) a letter of transmittal (the “Letter of Transmittal”), which shall specify that, in respect of any Certificate, risk of loss and title shall pass only upon receipt thereof (or of an affidavit in accordance with Section 3.4) by the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and shall be in such form and have such other customary provisions as Parent and the Company may reasonably specify, (B) any notice required pursuant to the BCA, and (C) instructions for use in effecting the surrender of the Certificates or transfer of the Book-Entry Shares, as applicable, held by such Company Common Shareholder.  In the event a Company Common Shareholder does not deliver to the Exchange Agent a duly executed and completed Letter of Transmittal and does not deliver the Certificate(s) or surrender the Book-Entry Shares held by such Company Common Shareholder, such Person shall not be entitled to receive the Per Share Merger Consideration relating to such Certificate or Book-Entry Share unless and until such Person delivers a duly executed and completed Letter of Transmittal and Certificate(s) or Book-Entry Shares (or an affidavit in accordance with Section 3.4), as applicable, to the Exchange Agent.  Exchange of any Book-Entry Shares shall be effected in accordance with the Exchange Agent’s customary procedures with respect to securities represented by book entry.  Until surrendered as contemplated by this Section 3.2(d), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration pursuant to Section 3.1(a) and this Section 3.2.
(ii)  Upon the Exchange Agent’s receipt of a duly executed and completed Letter of Transmittal and the surrender of the Certificates or transfer of the Book-Entry Shares held by any Company Common Shareholder (or an affidavit in accordance with Section
3.4), the Exchange Agent shall deliver, in accordance with Section 3.1(a), to such Company Common Shareholder an aggregate number of such Parent Shares equal to the sum of such Company Common Shareholder’s Per Share Merger Consideration for each Company Common Share properly surrendered by such Company Common Shareholder pursuant hereto.
(iii)  The Per Share Merger Consideration paid or payable and issued or issuable upon the surrender of Company Common Shares in accordance with the terms of this Article III shall be paid or payable and issued or issuable in full satisfaction of all rights pertaining to the Company Common Shares.
(e)  Transfer Books Closed.  From and after the Effective Time, the transfer books of the Company shall be closed, and there shall be no further registration of transfers on the transfer books of the Company of the Company Common Shares that were outstanding immediately prior to the Effective Time.
(f)  No Fractional Shares.  No fractional Parent Shares shall be issued in connection with the Merger, but, in lieu thereof, any Person who would otherwise be entitled to a fraction of a Parent Share (after aggregating for each particular Certificate or Book-Entry Share all fractional shares of Parent Shares to be received by such Person) shall receive from the Exchange Agent an amount in cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction and (ii) the Per Share Monetary Value.  Following the Closing Date, the Exchange Agent shall sell at then-prevailing prices on the NYSE such number of Parent Shares constituting a portion of the Exchange Fund as represents the aggregate of all fractional entitlements of all Company Common Shareholders (other than the holders of Specified Company Shares), with the cash proceeds of such sales to be used by the Exchange Agent to fund the foregoing payments in lieu of fractional shares (and if the proceeds of such share sales by the Exchange Agent are insufficient for such purpose, then Parent shall promptly deliver to the Exchange Agent additional funds in an amount equal to the deficiency required to make all such payments in lieu of fractional shares).  The Parties acknowledge that payment of the cash consideration in lieu of delivering fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the delivery of fractional Parent Shares.
(g)  Undistributed Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the Company Common Shareholders (other than the holders of Specified Company Shares), for six (6) months after the Closing Date shall be delivered to a Subsidiary of the Surviving Company designated by Parent, and any such Person, to the extent such Person has not previously complied with this Section 3.2 shall thereafter look only to Parent for, and Parent shall remain liable for, the Per Share Merger Consideration to which such Person is entitled pursuant to this Agreement.  Any such portion of the Exchange Fund remaining unclaimed by the Company Common Shareholders (other than the holders of Specified Company Shares) for five (5) years after the Closing Date (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(h)  No Liability.  None of Parent, Merger Sub, the Company, the Surviving Company, the Exchange Agent or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any holder or former holder of Company Common Shares or to any other Person with respect to any Parent Shares (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Parent, free and clear of any claims or interest of any such holders, their successors, assigns or personal representatives previously entitled thereto or any other Person.
(i)  Dispute Resolution.  Prior to the Closing Date, any disputes regarding this Section 3.2 shall be addressed and resolved jointly by the Company and Parent, and any amendments to or waivers of any provision of this Section 3.2 shall be made jointly by the Company and Parent.  After the Closing, any such disputes shall be addressed and resolved by the Parent Board.
SECTION 3.3.  Withholding Rights.  Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Company and Parent shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable state, local or foreign Tax Law and shall timely pay such withholding amount to the appropriate Governmental Authority.  If the Exchange Agent, the Surviving Company or Parent, as the case may be, so withholds amounts, to the extent timely remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Exchange Agent, the Surviving Company or Parent, as the case may be, made such deduction and withholding.
SECTION 3.4.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Company Common Shareholder claiming such Certificate to be lost, stolen or destroyed (in form and substance reasonably satisfactory to Parent) and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it or the Exchange Agent, as the case may be, with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration to be paid in respect of the Company Common Shares, as the case may be, represented by such Certificate, as contemplated by this Article III.

SECTION 3.5.  Parent Capital Increase.  Parent shall take, or cause to be taken, all actions as may be necessary for Parent to issue the Parent Shares required to be issued pursuant to Section 3.1(a) and Section 3.2(a), including the due preparation, drafting, execution and filing (as the case may be) of the Parent Special Board Report, the Parent Audit Report, the Notarial Deed and any other instruments of issuance.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (i) as set forth in the Company Disclosure Letter, or (ii) as disclosed in Company Filing Documents filed or furnished and made publicly available on or after January 1, 2024 through the date of this Agreement to the extent such disclosure on its face appears to constitute information that would reasonably be deemed a qualification or exception to the following representations and warranties (other than any forward looking disclosures set forth in any risk factor section, any disclosures in any section related to forward looking statements included in any such reports, schedules, forms or documents and any other disclosures included therein to the extent that such statements are primarily cautionary, predictive or forward-looking in nature), the Company represents and warrants to Parent and Merger Sub that:
SECTION 4.1.  Organization, Qualification and Corporate Power.  The Company is an exempted company limited by shares duly incorporated, validly existing and in good standing under the Laws of Bermuda, and has all requisite corporate power and authority and all Governmental Authorizations, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.  The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing (where applicable) or has equivalent status, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing or to have equivalent status would not have a Company Material Adverse Effect.  The Company has heretofore made available to Parent true and complete copies of the memorandum of association, bye-laws and any other governing documents of the Company (the “Company Charter Documents”) as currently in effect as of the date hereof.
SECTION 4.2.  Authorization.
(a)  The delivery and performance by the Company of this Agreement, the Bermuda Merger Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, except for the Company Shareholders Approval, have been duly authorized by all necessary corporate action on the part of the Company.  Subject to the Company effecting the Bye-law Amendment pursuant to Section 8.1(e), the only vote of the holders of any of the Company’s share capital required to complete the Transactions, including the Merger and to approve the adoption of this Agreement and the Bermuda Merger Agreement, is the affirmative vote of at least a simple majority of the votes cast by the holders of the Company Common Shares represented (either in person or by proxy) and voting at the Company Shareholders Meeting (the “Company Shareholders Approval”).  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights or remedies; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law) (clauses (i) and (ii), collectively, the “Equitable Exceptions”).

(b)  At a meeting duly called and held, the Transaction Committee has unanimously (i) determined that this Agreement, the Bermuda Merger Agreement and the Transactions are fair to and in the best interests of the Company’s shareholders, (ii) declared advisable this Agreement, the Bermuda Merger Agreement and the Transactions, and (iii) recommended to the Company Board that this Agreement, the Bermuda Merger Agreement and the Transactions be approved by the Company Board and submitted to the Company Shareholders Meeting for approval by the shareholders of the Company (such recommendation, which as of the date of this Agreement has not been rescinded, modified or amended in any respect, the “Transaction Committee Recommendation”).  At a meeting duly called and held, the Company Board has (A) determined that this Agreement, the Bermuda Merger Agreement and the Transactions are fair to and in the best interests of the Company and the Company’s shareholders, (B) approved, adopted and declared advisable this Agreement, the Bermuda Merger Agreement and the Transactions, (C) recommended that this Agreement, the Bermuda Merger Agreement and the Transactions be submitted to the Company Shareholders Meeting for approval by the shareholders of the Company, and (D) adopted the recommendation by the Transaction Committee for approval and adoption of this Agreement, the Bermuda Merger Agreement and the Transaction by the shareholders of the Company (such recommendation, which as of the date of this Agreement has not been rescinded, modified or amended in any respect, the “Company Board Recommendation”).
(c)  Assuming the accuracy of the representations and warranties set forth in Section 5.2(b), the execution, delivery and performance by the Company of this Agreement, the Bermuda Merger Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Merger Application with the Registrar pursuant to the BCA and by relevant authorities of other jurisdictions in which the Company is qualified to do business, (ii) notification(s) to the Bermuda Monetary Authority of the Merger and change in beneficial owner of the Company’s subsidiaries which are located in Bermuda, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other applicable U.S. state or federal securities laws and the rules and requirements of the NYSE and Euronext, including the filing of the Registration Statement, the Proxy Statement or any other Company Disclosure Documents or Parent Disclosure Documents with the SEC, the FSMA, the NYSE, NASDAQ, Euronext or the OSE, and (iv) such approvals as may be required under any Antitrust Laws that are applicable to the Transactions.
SECTION 4.3.  Noncontravention.  Except as set forth in Section 4.3 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement, the Bermuda Merger Agreement and the consummation of the Transactions do not and will not (i) violate any provision of the Company Charter Documents or the comparable organizational documents, as applicable, of any of the Company’s Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.2(c), contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (iii) assuming compliance with the matters referred to in Section 4.2(c), require any consent or other action by any Person under, result in a violation or breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit of the Company or any of its Subsidiaries under any provision of any Material Contract or any Governmental Authorization of the Company or any of its Subsidiaries, or (iv) result in the loss of, or creation or imposition of any Lien (other than Company Permitted Liens) on, any asset of the Company or any of its Subsidiaries, except, in the case of clauses (ii), (iii) and (iv), as would not have a Company Material Adverse Effect.
SECTION 4.4.  Capitalization.
(a)  The authorized share capital of the Company consists of 300,000,000 Company Common Shares.  As of the date of this Agreement, the issued capital of the Company consists of 201,190,621 Company Common Shares, of which 199,403,293 Company Common Shares are outstanding and 1,787,328 Company Common Shares are held in treasury.  All outstanding shares of share capital of the Company have been duly authorized and validly issued and fully paid and nonassessable and are free of preemptive or similar rights under any provision of the BCA and the Company Charter Documents or any agreement to which the Company is a party or otherwise bound.
(b)  Except as set forth in Section 4.4(a) above or Section 4.4(b) of the Company Disclosure Letter, there are no issued, reserved for issuance or outstanding (i) shares of share capital of or other voting securities of or ownership interests in the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of share capital or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any share capital or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for share capital or other voting securities or ownership interests in the Company, or (iv) restricted shares, stock appreciation rights, restricted stock units, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).  Except as set forth in Section 4.4(b) of the Company Disclosure Letter, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.  The Company and its Subsidiaries are not a party to any voting agreements, voting trusts, proxies or other similar agreements or understandings with respect to the voting of any Company Common Shares or other Company Securities.  Except as set forth in Section 4.4(b) of the Company Disclosure Letter or as may be required by applicable securities Laws and regulations, the Company and its Subsidiaries are not bound by any obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any Company Common Shares or other Company Securities.

(c)  There is no outstanding Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which shareholders of the Company may vote.
(d)  Except as set forth in this Section 4.4, no Subsidiary of the Company owns (i) any Company Common Shares or (ii) any other Company Securities.
SECTION 4.5.  Subsidiaries.
(a)  Section 4.5(a) of the Company Disclosure Letter sets forth a complete and correct list of each Subsidiary of the Company, together with the jurisdiction of incorporation or formation of each such Subsidiary, the form of organization of each such Subsidiary, the voting securities or other ownership interests of each such Subsidiary and the name of each holder thereof.  All outstanding ownership interests of such Subsidiaries are validly issued and fully paid and nonassessable (to the extent such concepts apply), and free of preemptive or similar rights under any provision of applicable Law, the Company Subsidiary Charter Documents (as defined below), or any agreement to which the Subsidiaries are a party or otherwise bound.
(b)  Each Subsidiary of the Company has been duly organized, is validly existing and in good standing (except with respect to jurisdictions that do not recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation or formation, and has all requisite power, Governmental Authorizations and authority to own, lease and operate its properties and to carry on its business as now conducted, except where the failure to be in good standing or possess such Governmental Authorizations would not have a Company Material Adverse Effect.  Each such Subsidiary of the Company is duly qualified or licensed as a foreign corporation, limited liability company or other applicable entity to do business, and is in good standing in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.  The Company has heretofore made available to Parent true and complete copies of the memorandum of association or bye-laws (or comparable organization documents, as applicable) of each of the Subsidiaries of the Company (the “Company Subsidiary Charter Documents”, and, together with the Company Charter Documents, the “Company Group Charter Documents”) as currently in effect.
(c)  All of the outstanding shares of capital stock of, or voting securities of, or other ownership interests in, each Subsidiary of the Company, are owned by the Company directly or indirectly, free and clear of any Liens (other than Company Permitted Liens).  There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, restricted stock units, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii), together with all of the outstanding capital stock of, or other voting securities of, or ownership interests in, each Subsidiary of the Company, being referred to collectively as the “Company Subsidiary Securities”). Except as set forth in Section 4.5(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity or other ownership interests in any Person, except for the Subsidiaries of the Company.  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.  Except as set forth in Section 4.5(c) of the Company Disclosure Letter, the Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or any other Person (including in connection with any pool in which a Company Vessel is entered).
(d)  There is no outstanding Indebtedness of the Subsidiaries of the Company having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which equity holders of such Subsidiaries may vote.
(e)  None of the Subsidiaries of the Company has any class of equity securities that is subject to registration with the SEC under Section 12(g) of the 1934 Act.  At no time has any class of securities issued by any such Subsidiary been held of record by five hundred (500) or more Persons.
SECTION 4.6.  Company SEC and OSE Filings.
(a)  The Company has filed with or furnished to the SEC and the NFSA/OSE (as applicable), all reports, schedules, forms, statements, prospectuses, registration statements and other documents, as such documents may be amended, supplemented or restated, required to be filed with or furnished to the SEC and/or the NFSA/OSE (as applicable) by the Company since January 1, 2024 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company Filing Documents”).
(b)  As of its filing date (or, if amended, by a filing prior to the date hereof, on the date of such filing), each Company Filing Document complied, and each Company Filing Document filed subsequent to the date hereof and prior to the earlier of the Closing Date and the termination of this Agreement will comply on its face, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act with respect to SEC filings, and the Norwegian Securities Trading Act with respect to the NFSA/OSE filings, as the case may be, at the time of such filing.  As of the date of this Agreement, there are no outstanding unresolved comments received from the staff of the SEC with respect to any of the Company Filing Documents.  To the Knowledge of the Company, none of the Company Filing Documents is the subject of ongoing SEC, NFSA or OSE review, outstanding SEC, NFSA or OSE comment or outstanding SEC, NFSA or OSE investigation.  No Subsidiary of the Company is subject to the periodic reporting requirements of Section 13(a) and Section 15(d) of the 1934 Act.

(c)  As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company Filing Document filed pursuant to the 1934 Act did not, and each Company Filing Document filed subsequent to the date hereof and prior to the earlier of the Closing Date and the date of the termination of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions from any such document based upon the Parent Disclosure Information.

(d)  Each Company Filing Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the foregoing does not apply to statements in or omissions from any such document based upon the Parent Disclosure Information.
SECTION 4.7.  Financial Statement; Indebtedness.
(a)  The audited consolidated financial statements (including the related notes and schedules) included or incorporated by reference in the Company Filing Documents complied, and the audited consolidated financial statements (including the related notes and schedules) included or incorporated by reference in the Company Filing Documents filed after the date hereof will comply, in all material respects with applicable accounting requirements and the published regulations of the SEC, the Norwegian Securities Trading Act and/or the OSE, which have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries as of the indicated dates and for the indicated periods.
(b)  The unaudited consolidated interim financial statements (including the related notes and schedules) included or incorporated by reference in the Company Filing Documents complied, and unaudited consolidated interim financial statements (including the related notes and schedules) included or incorporated by reference in the Company Filing Documents filed after the date hereof will comply, in all material respects with applicable accounting requirements and the published regulations of the SEC, the Norwegian Securities Trading Act and/or the OSE, which have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries as of the indicated dates and for the indicated periods, subject to normal and recurring year-end audit adjustments and the absence of full footnote disclosure.
(c)  The aggregate amount of outstanding Indebtedness of the Company and its Subsidiaries comprising the total long-term debt (as such term is used in the Company Balance

Sheet) as of March 31, 2025 is set forth in Section 4.7(c) of the Company Disclosure Letter.  Neither the Company nor its Subsidiaries are in material default under, nor has any event occurred that, with or without notice or lapse of time or both, would constitute a material default or cause or permit the acceleration of, any Indebtedness of the Company or its Subsidiaries.
SECTION 4.8.  Disclosure Documents.  The information with respect to the Company and its Subsidiaries that the Company has supplied or will supply in writing to Parent specifically for use in the Registration Statement, the Proxy Statement or in any other Parent Disclosure Documents (the “Company Disclosure Information”) at the time of the filing thereof or any amendment or supplement thereto and at the time of any distribution or dissemination of such Registration Statement, Proxy Statement or any other Parent Disclosure Documents, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
SECTION 4.9.  Taxes.
(a)  All material Tax Returns required by applicable Law to have been filed by the Company and each of its Subsidiaries have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes in all material respects.  All material Taxes that are due and payable have been paid.
(b)  There is no audit or other proceeding pending against or with respect to the Company or any of its Subsidiaries, with respect to any material amount of Taxes.  There are no material Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.
(c)  The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Third Party.
(d)  Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to any such Taxes.
(e)  Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement.
(f)  Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the Law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and/or its Subsidiaries are the only members).
(g)  Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(h)  Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).
(i)  Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, provided however, that the Company makes no representation or warranty as to the future trading prices of Parent Shares.
(j)  Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution in which the Parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable within the prior three (3) years.
(k)  Neither the Company nor any of its Subsidiaries has, or since its formation or incorporation has had, a permanent establishment in any country other than the country of its organization or incorporation.
(l)  The Company and its Subsidiaries have complied in all material respects with the intercompany transfer pricing provisions of each applicable Law relating to Taxes, including the contemporaneous documentation and disclosure requirements thereunder.
(m)  Each of the Company and its Subsidiaries is, and has been since December 31, 2023, exempt from U.S. federal income taxation on its U.S.-source shipping income under Section 883 of the Code and has satisfied the stock ownership test of Treasury Regulation Section 1.883-1(c)(2).
(n)  No written claim has ever been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
(o)  The Company is not a “controlled foreign corporation” within the meaning of Section 957 of the Code.
(p)  The Company is not a “passive foreign investment company” within the meaning of Section 1297 of the Code.
(q)  Neither the Company nor any of its Subsidiaries is treated as a domestic corporation pursuant to Section 7874(b) of the Code.
SECTION 4.10.  Compliance with Laws; Governmental Authorizations.
(a)  The Company and each of its Subsidiaries is, and since January 1, 2024 has been, in compliance in all material respects with all Laws and Governmental Authorizations to which the Company or such Subsidiary, or any of its or their Company Vessels or other assets, is subject (including Maritime Guidelines).

(b)  The Company and each of its Subsidiaries owns, holds, possesses or lawfully uses in the operation of its business all material Governmental Authorizations (including those required by Maritime Guidelines) that are necessary or required for it to conduct its business as now conducted.
SECTION 4.11.  Absence of Certain Changes; No Undisclosed Liabilities.
(a)  Except as set forth on Section 4.11(a) of the Company Disclosure Letter, since the Company Balance Sheet Date through the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and (ii) there has not been a Company Material Adverse Effect.
(b)  Other than as expressly required by this Agreement or set forth on Section 4.11(b) of the Company Disclosure Letter, from the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries or event that had such action occurred after the date of this Agreement without Parent’s consent, would constitute a breach of clauses (i), (ii), (iv), (viii), (x), (xii), (xiii), (xiv) or (xvii) of Section 6.1(b).
(c)  There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever (including in connection with any pool in which a Company Vessel is entered), whether accrued, contingent, absolute, determined, determinable or otherwise, other than:  (i) liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto, (ii) liabilities and obligations arising out of this Agreement or the Transactions, (iii) liabilities incurred in the ordinary course of business since the Company Balance Sheet Date, and (iv) liabilities which are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any of its Subsidiaries is a party to, nor do the Company or any of its Subsidiaries have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the results, purpose or effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, the Company.
SECTION 4.12.  Tangible Personal Assets.  The Company and its Subsidiaries, in the aggregate, have good and valid title to, or a valid interest in, all of their respective material tangible personal assets, free and clear of all Liens, other than Company Permitted Liens.
SECTION 4.13.  Real Property.  Neither the Company nor any of its Subsidiaries owns any real property.  The Company has made available to Parent true, correct and complete copies, as of the date of this Agreement, of all real property leases under which the Company or any of its Subsidiaries is a lessee.  All such leases are valid and binding, and are in full force and effect; there are no material defaults by the Company or any of its Subsidiaries thereunder; no event has occurred which (whether with or without notice, lapse of time, or both) would constitute a material default thereunder by the Company or any of its Subsidiaries.
SECTION 4.14.  Vessels; Maritime Matters.
(a)  The Company has made available to Parent a true, correct, and complete list, as of the date of this Agreement, of all vessels the Company or any of its Subsidiaries own (the “Company Owned Vessels”) or that the Company or any of its Subsidiaries charter pursuant to charter arrangements (the “Company Leased Vessels”), including lists of the name, registered owner, capacity (gross tonnage or deadweight tonnage, as specified therein), year built, classification society, official number, flag state, charterer (and whether such charterer is currently operating in the spot or time charter market), the pool in which entered, and manager (commercial or technical), of each Company Owned Vessel and Company Leased Vessel.  Each Company Vessel is operated in compliance in all material respects with all applicable Maritime Guidelines and Laws.  The Company and each of its Subsidiaries are qualified to own and operate the Company Owned Vessels under applicable Laws in all material respects, including the Laws of each Company Owned Vessel’s flag state.  Each Company Vessel has all national and international operating and trading certificates, each of which is valid, that are required for the operation of such Company Vessel in the trades and geographic areas in which it is operated.
(b)  Each Company Vessel is classed by a classification society which is a member of the International Association of Classification Societies and possesses class and trading certificates free from overdue conditions or recommendations affecting class and valid through the date of this Agreement and, to the Knowledge of the Company, no event has occurred and no condition exists that would cause such Company Vessel’s class to be suspended or withdrawn.
(c)  With respect to each of the Company Owned Vessels, either the Company or one of its Subsidiaries, as applicable, is the sole owner of each such Company Vessel and has good title to such Company Vessel free and clear of all Liens other than Company Permitted Liens.
SECTION 4.15.  Contracts.
(a)  The Company has made available to Parent true, correct and complete copies, as of the date of this Agreement, of the following Contracts to which the Company or any of its Subsidiaries is a party:
(i)  each “material contract” (as such term is defined in Item 10.C and in Instructions As To Exhibits of Form 20-F) to which the Company or any of its Subsidiaries is a party to or bound;
(ii)  each Contract not contemplated by this Agreement that limits the ability of the Company or any of its Subsidiaries or Affiliates to engage in or compete with any line of business in any location or with any Person in any material manner;
(iii)  each Contract that creates a partnership, joint venture or any strategic alliance with respect to the Company or any of its Subsidiaries;

(iv)  each employment, consulting, services or similar Contract with any employee or independent contractor of the Company or any of its Subsidiaries involving more than $500,000 of annual compensation;
(v)  each indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness or Contract providing for Indebtedness individually in excess of $10,000,000;
(vi)  each Contract entered into since January 1, 2024 that relates to the acquisition or disposition, directly or indirectly, of any business (whether by merger, amalgamation, sale of stock, sale of assets or otherwise) or any material assets, including any vessel (other than (A) this Agreement or (B) acquisitions or dispositions of supplies, inventory, merchandise or products (other than vessels) in the ordinary course of business or that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries), including also any such Contract whenever entered into that includes provisions that remain in effect in respect of “earn-outs” or deferred or contingent consideration;
(vii)  each ship-sales, memorandum of agreement, bareboat charter, or other vessel acquisition Contract entered into since January 1, 2024 for Newbuildings and secondhand vessels contracted for by the Company or any of its Subsidiaries (other than Company Owned Vessels) and other Contracts entered into since January 1, 2024 with respect to Newbuildings of the Company or any of its Subsidiaries and the financing thereof, including performance guarantees, counter guarantees, refund guarantees, supervision agreements and plan verification services agreements;
(viii)  each pool agreement, management agreement, crewing agreement or financial lease (including sale/leaseback or similar arrangements) with respect to any Company Vessel;
(ix)  any Contract with a Third Party for the charter of any Company Vessel;
(x)  each collective bargaining agreement or other Contract with a labor union to which the Company or any of its Subsidiaries is a party or otherwise bound;
(xi)  each Contract that provides for indemnification by the Company or any of its Subsidiaries to any Person other than a Contract entered into in the ordinary course of business;
(xii)  each Contract pursuant to which the Company or any of its Subsidiaries spent or received, in the aggregate, more than $2,500,000 during the twelve (12) months prior to the date hereof or could reasonably be expected to spend or receive, in the aggregate, more than $2,500,000 during the twelve (12) months immediately after the date hereof;
(xiii)  each Contract to which the Company or any of its Subsidiaries is a party or otherwise bound that contains a so-called “most favored nations” provision or similar provisions requiring the Company or its Affiliates to offer to a Person any terms or conditions that are at least as favorable as those offered to one or more other Persons; and

(xiv)  each Contract involving a standstill or similar obligation of the Company or any of its Subsidiaries.
(b)  Except as set forth on Section 4.15(b) of the Company Disclosure Letter or would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each of the Material Contracts is valid, binding, enforceable and in full force and effect with respect to the Company and its Subsidiaries, and to the Knowledge of the Company, the other parties thereto, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions and except for any Material Contracts that have expired or been terminated after the date hereof in accordance with its terms, and (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or default under, or give rise to any right of cancellation or termination of or consent under, such Material Contract, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract.
SECTION 4.16.  Litigation.  Except as set forth in Section 4.16 of the Company Disclosure Letter or as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any Company Vessels (including in connection with any pool in which a Company Vessel is entered).  No officer or director of the Company or any of its Subsidiaries is, as of the date of the Agreement, a defendant in any Action commenced by any equity holder of the Company or any of its Subsidiaries with respect to the performance of his duties as an officer or a director of the Company or any such Subsidiary under any applicable Law.  There is no unsatisfied judgment, penalty or award against the Company, any of its Subsidiaries or any Company Vessels (including in connection with any pool in which a Company Vessel is entered).  Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, neither the Company nor any of its Subsidiaries nor any Company Vessel is subject to any Orders.
SECTION 4.17.  Employee Benefits.
(a)  The Company has delivered or made available to Parent copies of each Company Benefit Plan or, in the case of any unwritten Company Benefit Plans, a summary thereof.
(b)  Each Company Benefit Plan has been administered in accordance with its terms and is in compliance in all material respects with all applicable Laws.
(c)  Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each Company Benefit Plan that is intended to qualify for favorable tax benefits under the Laws of any jurisdiction is so qualified, and (ii) to the Knowledge of the Company, no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such status.  All material benefits, contributions and premiums relating to each Company Benefit Plan have been timely paid or made in accordance with the terms of such Company Benefit Plan and any related agreement and in compliance with all applicable Laws.

(d)  None of the Company nor any of its Subsidiaries has during the past six (6) years maintained or contributed to, or had any obligation to contribute to any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, that is covered by ERISA.
(e)  None of the Company nor any of its Subsidiaries has incurred during the past six (6) years, and no event has occurred and no condition or circumstance exists that could reasonably be expected to result in, any unsatisfied liability of the Company and its Subsidiaries under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA arising in connection with any employee benefit plan covered or previously covered by Title IV of ERISA or such sections of the Code or ERISA.
(f)  The execution and performance of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) result in (i) any payment, compensation or benefits (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former, director, officer, employee, consultant or independent contractor or trigger the right of any current director, officer, employee, consultant or independent contractor to terminate any employment or contractual relationship with the Company and its Subsidiaries, or (ii) the triggering or imposition of any restrictions or limitations on the right of the Company, or any of its Subsidiaries, to amend or terminate any Company Benefit Plan.
SECTION 4.18.  Labor and Employment Matters.  The Company and all of its Subsidiaries have complied in all material respects with all labor and employment Laws, including, all labor and employment provisions included in the Maritime Guidelines, and those relating to wages, hours, workplace safety and health, immigration, individual and collective termination, discrimination and data privacy.  There are no pending or, to the Knowledge of the Company, threatened, labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any legal actions or arbitrations that involve the labor or employment relations of the Company or any of its Subsidiaries.  Since January 1, 2024, there has been no labor strike, dispute, work stoppage, request for representation, picket or work slow-down in respect of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or any other type of collective agreement with any type of local, national or supranational workers’ representatives, other than those required by applicable Law.  To the Knowledge of the Company there is not pending or underway any union, or any other type of workers’ representatives, organizational activities or requests or elections for representation with respect to employees of the Company or any of its Subsidiaries.
SECTION 4.19.  Environmental.  (a) The Company and each of its Subsidiaries is and has been in compliance in all material respects with all Environmental Laws, (b) the Company and each of its Subsidiaries possesses and is and has been in compliance in all material respects with all Governmental Authorizations required under Environmental Law for the conduct of their respective operations, (c) there are no actions pending against the Company or any of its Subsidiaries alleging a violation of or liability under any Environmental Law, and (d) the Company and its Subsidiaries have provided to Parent all material documents in its possession related to compliance with or liability under Environmental Laws.

SECTION 4.20.  Insurance.  The Company and its Subsidiaries maintain (i) insurance policies and fidelity bonds covering the Company, its Subsidiaries or their respective businesses, properties, assets, directors, officers or employees, and (ii) protection and indemnity, hull and machinery and war risks insurance policies and club entries covering the Company Vessels in such amounts and types as are customary in the shipping industry (collectively, the “Policies”).  Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is in violation or breach of or default under any of its obligations under any such Policy.  Neither the Company nor any of its Subsidiaries has received any written notice that any Policy has been canceled or cover prejudiced or suspended.  There are no material claims individually or in the aggregate by the Company or any of its Subsidiaries pending under any of the Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Policy, as applicable, in writing or in respect of which such underwriters have reserved their rights in writing.
SECTION 4.21.  Opinion of Financial Advisor.  The Transaction Committee has received the written opinion of DNB Markets, a part of DNB Bank ASA, financial advisor to the Transaction Committee, to the effect that, based upon and subject to the assumptions and limitations set forth therein, as of April 22, 2025, the Per Share Merger Consideration to be received by the holders of the Company Common Shares pursuant to the Merger is fair, from a financial point of view, to such holders.  The Company has made available to Parent a true and complete copy of such opinion.
SECTION 4.22.  Fees.  Except for DNB Markets, a part of DNB Bank ASA, there is no (and will not prior to Closing be any) investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or its Subsidiaries who might be entitled to any fee or commission in connection with this Agreement or the Transactions or the rendering of any fairness opinion.  The Company has furnished to Parent true, correct and complete copies of engagement letters relating to any such services, and there have been no amendments or revisions to such engagement letters.
SECTION 4.23.  Takeover Statutes.  The Company and its Subsidiaries have taken all action required to be taken by them (if any) in order to exempt this Agreement and the Transactions from the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other anti-takeover laws and regulations of any Governmental Authority (each, a “Takeover Statute”) or similar provision contained in the Company Group Charter Documents.  The Company is also exempt from all provisions regulating voluntary and mandatory takeover bids in chapter 6 of the Norwegian Securities Trading Act in accordance with a decision of the OSE dated February 23, 2015, which was the Norwegian take-over supervisory authority at that time.

SECTION 4.24.  Interested Party Transactions.  Except as set forth in Section 4.24 of the Company Disclosure Letter, any Company Benefit Plan or any travel or expense reimbursement of officers or directors in the ordinary course, (a) there are no Contracts or arrangements between the Company or any of its Subsidiaries, on the one hand, and any current officer or director of the Company or any of its Subsidiaries or any of such officer’s or director’s immediate family members or Affiliates, or any current or former record or beneficial owner of 5% or more of the outstanding Company Common Shares or any of such owner’s Affiliates other than Parent or its Subsidiaries, on the other hand (any such Contract or arrangement, a “Company Interested Party Transaction”), and (b) no current officer or director of the Company or its Subsidiaries possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee or competitor of the Company or any of its Subsidiaries.
SECTION 4.25.  Certain Business Practices.  Other than as the Company has disclosed in reports, schedules, forms, statements, prospectuses, registration statements or other documents which it has publicly filed with or furnished to the SEC since December 31, 2020, neither the Company nor any of its Subsidiaries nor (to the Knowledge of the Company), any director, officer, agent or employee of the Company or any of its Subsidiaries (a) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to the business of the Company or any of its Subsidiaries, (b) made any illegal bribe or kickback, illegal political contribution, unlawful payment from corporate funds which was incorrectly recorded on the books and records of the Company or any of its Subsidiaries, unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or other anti-corruption Laws, in each case relating to the business of the Company and its Subsidiaries, or (c) made any other unlawful payment relating to the business of the Company and its Subsidiaries.  Since December 31, 2020, neither the Company nor, to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).  Since December 31, 2020, neither the Company nor any of its Subsidiaries has engaged in transactions with, or exported any of its products or associated technical data (i) into (or to a national or resident of) Cuba, Iran, Iraq, Libya, North Korea, Russia, Syria, or any other country to which the United States has embargoed goods to or has proscribed economic transactions with, in breach of such embargoes or proscriptions, or (ii) to the Knowledge of the Company, to any Person included on the United States Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce Department’s Denied Persons List.
SECTION 4.26.  No Other Representations or Warranties.  The Company has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of Parent and its Subsidiaries, which investigation, review and analysis was done by the Company and its Representatives.  In entering into this Agreement, the Company acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any representations or opinions (whether written or oral) of Parent or its Affiliates (except the specific representations made in Article V).  Except for the representations and warranties contained in Article V and in the certificate delivered by the Parent pursuant to Section 9.2(g), the Company acknowledges that (a) neither Parent, Merger Sub nor any other Person on their behalf makes any other representation or warranty, express or implied, written or oral, at law or in equity, with respect to Parent, its Subsidiaries, or the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, including with respect to (i) merchantability or fitness for any particular use or purpose, or (ii) the probable success or profitability of Parent, its Subsidiaries or the business thereof after the Closing Date, and (b) except in the case of common law fraud, neither Parent, Merger Sub nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution to the Company or any other Person, or their use, of any information provided in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to them in certain “data rooms” or management presentations or in any other form in expectation of, or in connection with, the Transactions.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except (i) as set forth in the Parent Disclosure Letter, or (ii) as disclosed in Parent SEC Documents filed or furnished and made publicly available on or after January 1, 2024 through the date of this Agreement to the extent such disclosure on its face appears to constitute information that would reasonably be deemed a qualification or exception to the following representations and warranties (other than any forward looking disclosures set forth in any risk factor section, any disclosures in any section related to forward looking statements included in any such reports, schedules, forms or documents and any other disclosures included therein to the extent that such statements are primarily cautionary, predictive or forward-looking in nature), Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:
SECTION 5.1.  Organization, Qualification and Corporate Power.  Each of Parent and Merger Sub is a corporation duly organized or incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation.  Each of Parent and Merger Sub has all requisite corporate power and authority and all Governmental Authorizations, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.  Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing (where applicable) or has equivalent status, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing or to have equivalent status would not have a Parent Material Adverse Effect.  Parent has heretofore made available to the Company true and complete copies of the articles of association and any other governing documents of Parent (the “Parent Charter Documents”) and the memorandum of association and bye-laws of Merger Sub as currently in effect as of the date hereof.
SECTION 5.2.  Authorization.
(a)  The execution, delivery and performance by Parent and Merger Sub of this Agreement, the Bermuda Merger Agreement and the consummation by Parent and Merger Sub of the Transactions are within the corporate powers of Parent and Merger Sub and, subject to (i)

Merger Sub obtaining shareholder approval in respect of this Agreement, the Bermuda Merger Agreement and the Merger, and increasing its authorized share capital in order for Merger Sub as the Surviving Company to issue the shares required to be issued by it pursuant to Section 3.1 (“Merger Sub Shareholder Approval”), and (ii) Parent obtaining Parent Board approval for the listing of the Parent Shares on the OSE, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  This Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.  No vote of the holders of Parent Shares is required to consummate the Transactions.
(b)  Assuming the accuracy of the representations and warranties set forth in Section 4.2(c), the execution, delivery and performance by Parent and Merger Sub of this Agreement, the Bermuda Merger Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Merger Application with the Registrar pursuant to the BCA and by relevant authorities of other jurisdictions in which Parent is qualified to do business, (ii) notification(s) to the Bermuda Monetary Authority of the Merger and issuance and transfer of the shares of the Surviving Company pursuant to Section 3.1(a) and Section 3.2(a); (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other applicable U.S. state or federal securities laws and the rules and requirements of the NYSE, NASDAQ, Euronext or the OSE, including the filing of the Registration Statement, the Proxy Statement or any other Company Disclosure Documents or Parent Disclosure Documents with the SEC, the FSMA, the NYSE, NASDAQ, Euronext or the OSE, and (iv) such approvals as may be required under any Antitrust Laws that are applicable to the Transactions.
SECTION 5.3.  Noncontravention.  Except as set forth in Section 5.3 of the Parent Disclosure Letter and subject to the Merger Sub Shareholder Approval having been obtained, the execution, delivery and performance by Parent and Merger Sub of this Agreement, the Bermuda Merger Agreement and the consummation by Parent and Merger Sub of the Transactions do not and will not (i) violate any provision of the Parent Charter Documents or the comparable organizational documents, as applicable, of any of Merger Sub or any of Parent’s other Subsidiaries, (ii) assuming compliance with the matters referred to in Section 5.2(b), contravene, conflict with, or result in a violation or breach of any provision of any applicable Law, (iii) assuming compliance with the matters referred to in Section 5.2(b), require any consent or other action by any Person under, result in a violation or breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to Parent or Merger Sub or any of Parent’s other Subsidiaries under any provision of any Material Contract of Parent, Merger Sub or any of Parent’s other Subsidiaries or any Governmental Authorization of Parent, Merger Sub or any of Parent’s other Subsidiaries, or (iv) result in the loss of, or creation or imposition of any Lien (other than Parent Permitted Liens) on any asset of Parent, Merger Sub or any of Parent’s other Subsidiaries, except, in the case of clauses (ii), (iii) and (iv), as would not have a Parent Material Adverse Effect.

SECTION 5.4.  Capitalization.
(a)  As of the date of this Agreement, the issued and outstanding capital of the Parent consists of 220,024,713 Parent Shares, of which Parent holds 25,807,878 Parent Shares in treasury.  All outstanding shares of Parent have been duly authorized and validly issued and fully paid and nonassessable, and are free of preemptive or similar rights under any agreement to which Parent is a party or otherwise bound or otherwise, other than under any provision of the Laws of the Kingdom of Belgium and the Parent Charter Documents.  On May 22, 2025, an extraordinary meeting of the shareholders of Parent has authorized the Parent Board to increase the authorized capital of Parent for a period of five (5) years from the date of publication of such resolution in the Official Belgian Gazette, authorizing the Parent Board to increase the share capital of Parent one or more times by an amount of $239,147,500, corresponding to a maximum of 220,024,705 new Parent Shares that Parent may issue at any time during such five (5) year period.
(b)  Except as set forth in Section 5.4(a) above or Section 5.4(b) of the Parent Disclosure Letter, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of or other voting securities of or ownership interests in Parent, (ii) securities of Parent or any of Parent’s Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in Parent, (iii) warrants, calls, options or other rights to acquire from Parent or any of Parent’s Subsidiaries, or other obligation of Parent or any of Parent’s Subsidiaries (other than Merger Sub pursuant to this Agreement, the Bermuda Merger Agreement and the Merger) to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in Parent, or (iv) restricted shares, stock appreciation rights, restricted stock units, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of Parent (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”).  There are no outstanding obligations of Parent or any of Parent’s Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities.  Parent and Parent’s Subsidiaries are not a party to any voting agreements, voting trusts, proxies or other similar agreements or understandings with respect to the voting of any Parent Shares or other Parent Securities.  Except as may be required by applicable securities Laws and regulations and other than the Parent Charter Documents, Parent and Parent’s Subsidiaries are not bound by any obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any Parent Shares or other Parent Securities.
(c)  There is no outstanding Indebtedness of Parent or any of its Subsidiaries having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which shareholders of Parent may vote.
(d)  Except as set forth in this Section 5.4, none of (i) the Parent Shares or (ii) any other Parent Securities is owned by any Subsidiary of Parent.
(e)  The Parent Shares to be issued pursuant to the Merger in accordance with Section 3.1 (i) will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights or similar rights under any provision of any applicable Laws, Parent Charter Documents or any agreement to which Parent is a party or is otherwise bound, (ii) will, when issued, be registered under the 1933 Act and the 1934 Act and registered or exempt from registration under applicable “blue sky” Laws, (iii) will be approved for listing on the NYSE, subject to completion of the Merger and official notice of issuance, prior to the Closing Date, and (iv) will be admitted to trading on Euronext, subject to completion of the Merger and official notice of issuance, as of or as soon as practicable after the Closing Date.

(f)  As of the date of this Agreement, 117,897,044,770 common shares of Merger Sub are issued and outstanding.  All outstanding shares of Merger Sub have been duly authorized and validly issued and fully paid and nonassessable, and free of preemptive or similar rights under any provision of the Laws of Bermuda, the organizational documents of Merger Sub or any agreement to which Parent or Merger Sub are a party or are otherwise bound.
SECTION 5.5.  Subsidiaries.
(a)  Section 5.5(a) of the Parent Disclosure Letter sets forth a complete and correct list of each Subsidiary of the Parent, together with the jurisdiction of incorporation or formation of each such Subsidiary, the form of organization of each such Subsidiary, the voting securities or other ownership interests of each such Subsidiary and the name of each holder thereof.  All outstanding ownership interests of such Subsidiaries are validly issued and fully paid and nonassessable (to the extent such concepts apply), and free of preemptive or similar rights under any provision of applicable Law, the Parent Subsidiary Charter Documents (as defined below), or any agreement to which the Subsidiaries are a party or otherwise bound.
(b)  Each Subsidiary of Parent has been duly organized, is validly existing and in good standing (except with respect to jurisdictions that do not recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation or formation, and has all requisite power, Governmental Authorizations and authority to own, lease and operate its properties and to carry on its business as now conducted, except where the failure to be in good standing or possess such Governmental Authorizations would not have a Parent Material Adverse Effect.  Each such Subsidiary of Parent is duly qualified or licensed as a foreign corporation, limited liability company or other applicable entity to do business, and is in good standing in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Parent Material Adverse Effect.  Parent has heretofore made available to the Company true and complete copies of the articles of incorporation or bylaws (or comparable organization documents, as applicable) of each of the Subsidiaries of Parent (the “Parent Subsidiary Charter Documents,” and, together with the Parent Charter Documents, the “Parent Group Charter Documents”) as currently in effect.
(c)  All of the outstanding shares of capital stock of, or voting securities of, or other ownership interests in, each Subsidiary of Parent, is owned by Parent directly or indirectly, free and clear of any Liens (other than Parent Permitted Liens).  There are no issued, reserved for issuance or outstanding (i) securities of Parent or any Subsidiary of Parent convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of Parent, (ii) warrants, calls, options or other rights to acquire from Parent or any of Parent’s Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Parent, (ii) warrants, calls, options or other rights to acquire from Parent or any of Parent’s Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Parent or (iii) restricted shares, stock appreciation rights, restricted stock units, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Parent (the items in clauses (i) through (iii), together with all of the outstanding capital stock of, or other voting securities of, or ownership interests in, each Subsidiary of Parent, being referred to collectively as the “Parent Subsidiary Securities”).  Except as set forth in Section 5.5(c) of the Parent Disclosure Letter, none of the Subsidiaries of Parent owns, directly or indirectly, any equity or other ownership interests in any Person, except for other Subsidiaries of Parent.  There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Subsidiary Securities.  Except as set forth in Section 5.5(c) of the Parent Disclosure Letter, Parent is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of Parent or any other Person (including in connection with any pool in which a Parent Vessel is entered).
(d)  There is no outstanding Indebtedness of the Subsidiaries of Parent having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which equity holders of such Subsidiaries may vote.
(e)  None of the Subsidiaries of Parent has any class of equity securities that is subject to registration with the SEC under Section 12(g) of the 1934 Act.  At no time has any class of securities issued by any such Subsidiary been held of record by five hundred (500) or more Persons.
SECTION 5.6.  Parent SEC Filings.
(a)  Parent has filed with or furnished to the SEC, all reports, schedules, forms, statements, prospectuses, registration statements and other documents, as such documents may be amended, supplemented or restated, required to be filed with or furnished to the SEC by Parent since January 1, 2024 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”).
(b)  As of its filing date (or, if amended, by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document complied, and each Parent SEC Document filed subsequent to the date hereof and prior to the earlier of the Closing Date and the termination of this Agreement will comply on its face, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, at the time of such filing.  As of the date of this Agreement, there are no outstanding unresolved comments received from the staff of the SEC with respect to any of the Parent SEC Documents.  To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.  No Subsidiary of Parent is subject to the periodic reporting requirements of Section 13(a) and Section 15(d) of the 1934 Act.

(c)  As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed pursuant to the 1934 Act did not, and each Parent SEC Document filed subsequent to the date hereof and prior to the earlier of the Closing Date and the date of the termination of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions from any such document based upon the Company Disclosure Information.
(d)  Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the foregoing does not apply to statements in or omissions from any such document based upon the Company Disclosure Information.
SECTION 5.7.  Financial Statements; Indebtedness.
(a)  The audited consolidated financial statements (including the related notes and schedules) included or incorporated by reference in the Parent SEC Documents complied, and audited consolidated financial statements (including the related notes and schedules) included or incorporated by reference in the Parent SEC Documents filed after the date hereof will comply, in all material respects with applicable accounting requirements and the published regulations of the SEC, have been prepared in all material respects in accordance with IFRS applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial condition, results of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries as of the indicated dates and for the indicated periods.
(b)  The unaudited consolidated interim financial statements (including the related notes and schedules) included or incorporated by reference in the Parent SEC Documents complied, and unaudited consolidated interim financial statements (including the related notes and schedules) included or incorporated by reference in the Parent SEC Documents filed after the date hereof will comply, in all material respects with applicable accounting requirements and the published regulations of the SEC, have been prepared or will be prepared in all material respects in accordance with IFRS applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial condition, results of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries as of the indicated dates and for the indicated periods, subject to normal and recurring year-end audit adjustments and the absence of full footnote disclosure.
(c)  The aggregate amount of outstanding Indebtedness of Parent and its Subsidiaries comprising the non-current liabilities (as such term is defined in the Parent Balance Sheet) as of May 20, 2025 is set forth in Section 5.7(c) of the Parent Disclosure Letter.  Neither Parent nor its Subsidiaries are in material default under, nor has any event occurred that, with or without notice or lapse of time or both, would constitute a material default or cause or permit the acceleration of, any Indebtedness of Parent or its Subsidiaries.

SECTION 5.8.  Disclosure Documents.  The information with respect to Parent and its Subsidiaries that Parent has supplied or will supply in writing to the Company specifically for use in the Registration Statement, the Proxy Statement or in any other Company Disclosure Documents (the “Parent Disclosure Information”) at the time of the filing thereof or any amendment or supplement thereto and at the time of any distribution or dissemination of such Registration Statement, Proxy Statement or any other Company Disclosure Documents, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
SECTION 5.9.  Taxes.
(a)  All material Tax Returns required by applicable Law to have been filed by Parent or any of its Subsidiaries have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes in all material respects.  All material Taxes that are due and payable have been paid.
(b)  Except as set forth on Section 5.9(b) of the Parent Disclosure Letter, there is no audit or other proceeding pending against or with respect to Parent or any of its Subsidiaries, with respect to any material amount of Taxes.  There are no material Liens on any of the assets of Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.
(c)  Parent and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Third Party.
(d)  Neither Parent nor any of its Subsidiaries has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to any such Taxes.
(e)  Neither Parent nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement (other than a group of which Parent and/or its Subsidiaries are the only members).
(f)  Neither Parent nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the Law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which Parent and/or its Subsidiaries are the only members).
(g)  Neither Parent nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than any of Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(h)  Neither Parent nor any of its Subsidiaries is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).
(i)  Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, provided however, that neither Parent nor Merger Sub makes any representation or warranty as to the future trading prices of Parent Shares.
(j)  Neither Parent nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution in which the Parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable within the prior three (3) years.
(k)  Except as set forth on Section 5.9(k) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has, or since its date of formation has had, a permanent establishment in any country other than the country of its organization.
(l)  Each of Parent and its Subsidiaries have complied in all material respects with the intercompany transfer pricing provisions of each applicable Law relating to Taxes, including the contemporaneous documentation and disclosure requirements thereunder.
(m)  Each of Parent and its Subsidiaries is, and has been for the last five (5) years, exempt from U.S. federal income taxation on its U.S.-source shipping income under Section 883 of the Code and has obtained all “ownership statements” required to establish such exemption in accordance with the Treasury Regulations interpreting Section 883 of the Code.
(n)  No written claim has ever been made by any Governmental Authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
(o)  Parent is not a “controlled foreign corporation” within the meaning of Section 957 of the Code.
(p)  Parent is not a “passive foreign investment company” within the meaning of Section 1297 of the Code.
(q)  Neither Parent nor any of its Subsidiaries is treated as a domestic corporation pursuant to Section 7874(b) of the Code.
SECTION 5.10.  Compliance with Laws; Governmental Authorizations.
(a)  Parent and each of its Subsidiaries is, and since January 1, 2024 has been, in compliance in all material respects with all Laws and Governmental Authorizations to which Parent or such Subsidiary, or any of its or their Parent Vessels or other assets, is subject (including Maritime Guidelines).

(b)  Parent and each of its Subsidiaries owns, holds, possesses or lawfully uses in the operation of its business all material Governmental Authorizations (including those required by Maritime Guidelines) that are necessary or required for it to conduct its business as now conducted.
SECTION 5.11.  Absence of Certain Changes; No Undisclosed Liabilities.
(a)  Except as set forth on Section 5.11(a) of the Parent Disclosure Letter, since the Parent Balance Sheet Date through the date of this Agreement, (i) Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course of business, and (ii) there has not been any Parent Material Adverse Effect.
(b)  Other than as expressly required by this Agreement or set forth on Section 5.11(b) of the Parent Disclosure Letter, from the Parent Balance Sheet Date until the date hereof, there has not been any action taken by Parent or any of its Subsidiaries or event that had such action occurred after the date of this Agreement without the Company’s consent, would constitute a breach of Section 6.2(b).
(c)  Except as set forth on Section 5.11(c) of the Parent Disclosure Letter, there are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever (including in connection with any pool in which a Parent Vessel is entered), whether accrued, contingent, absolute, determined, determinable or otherwise, other than:  (i) liabilities disclosed and provided for in the Parent Balance Sheet or in the notes thereto, (ii) liabilities and obligations arising out of this Agreement or the Transactions, (iii) liabilities incurred in the ordinary course of business since the Parent Balance Sheet Date, and (iv) liabilities which are not, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.  Neither Parent nor its Subsidiaries is a party to, nor does Parent or its Subsidiaries have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between Parent on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the results, purpose or effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, Parent.
SECTION 5.12.  Tangible Personal Assets.  Parent and its Subsidiaries, in the aggregate, have good and valid title to, or a valid interest in, all of their respective material tangible personal assets, free and clear of all Liens, other than Parent Permitted Liens.
SECTION 5.13.  Real Property.  Parent has made available to the Company true, correct and complete copies, as of the date of this Agreement, of all real property that the Parent and its Subsidiaries own as well as real property leases under which Parent or any of its Subsidiaries is a lessee.  All such leases are valid and binding, and are in full force and effect; there are no material defaults by Parent or any of its Subsidiaries thereunder; no event has occurred which (whether with or without notice, lapse of time, or both) would constitute a material default thereunder by Parent or any of its Subsidiaries.

SECTION 5.14.  Vessels; Maritime Matters.
(a)  Parent has made available to the Company a true, correct and complete list, as of the date of this Agreement, of all vessels Parent or any of its Subsidiaries own (the “Parent Owned Vessels”) or that Parent or any of its Subsidiaries charter pursuant to charter arrangements (the “Parent Leased Vessels”), including the name, registered owner, capacity (gross tonnage or deadweight tonnage, as specified therein), year built, classification society, official number, flag state, charterer (and whether such charterer is currently operating in the spot or time charter market), the pool in which entered, and manager (commercial or technical), of each Parent Owned Vessel and Parent Leased Vessel.  Each Parent Vessel is operated in compliance in all material respects with all applicable Maritime Guidelines and Laws.  Parent and each of its Subsidiaries are qualified to own and operate the Parent Owned Vessels under applicable Laws in all material respects, including the Laws of each Parent Owned Vessel’s flag state.  Each Parent Vessel has all national and international operating and trading certificates, each of which is valid, that are required for the operation of such Parent Vessel in the trades and geographic areas in which it is operated.
(b)  Each Parent Vessel is classed by a classification society which is a member of the International Association of Classification Societies and possesses class and trading certificates free from overdue conditions or recommendations affecting class and valid through the date of this Agreement and, to the Knowledge of Parent, no event has occurred and no condition exists that would cause such Parent Vessel’s class to be suspended or withdrawn.
(c)  With respect to each of the Parent Owned Vessels, either Parent or one of its Subsidiaries, as applicable, is the sole owner of each such Parent Vessel and has good title to such Parent Vessel free and clear of all Liens other than Parent Permitted Liens.
SECTION 5.15.  Contracts.
(a)  Parent has made available to the Company true, correct and complete copies, as of the date of this Agreement, of the following Contracts to which Parent or any of its Subsidiaries is a party:
(i)  each “material contract” (as such term is defined in Item 10.C and in Instructions As To Exhibits of Form 20-F) to which Parent or any of its Subsidiaries is a party to or bound;
(ii)  each Contract not contemplated by this Agreement that limits the ability of Parent or any of its Subsidiaries or Affiliates to engage in or compete with any line of business in any location or with any Person in any material manner;
(iii)  each Contract that creates a partnership, joint venture or any strategic alliance with respect to the Company or any of its Subsidiaries;
(iv)  each employment, consulting, services or similar Contract with any employee or independent contractor of Parent or any of its Subsidiaries involving more than $500,000 of annual compensation;

(v)  each indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness or Contract providing for Indebtedness individually in excess of $10,000,000;
(vi)  each Contract entered into since January 1, 2024 that relates to the acquisition or disposition, directly or indirectly, of any business (whether by merger, amalgamation, sale of stock, sale of assets or otherwise) or any material assets, including any vessel (other than (A) this Agreement or (B) acquisitions or dispositions of supplies, inventory, merchandise or products (other than vessels) in the ordinary course of business or that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of Parent or its Subsidiaries), including also any such Contract whenever entered into that includes provisions that remain in effect in respect of “earn-outs” or deferred or contingent consideration;
(vii)  each ship-sales, memorandum of agreement, bareboat charter, or other vessel acquisition Contract entered into since January 1, 2024 for Newbuildings and secondhand vessels contracted for by Parent or any of its Subsidiaries (other than Company Owned Vessels) and other Contracts entered into since January 1, 2024 with respect to Newbuildings of Parent or any of its Subsidiaries and the financing thereof, including performance guarantees, counter guarantees, refund guarantees, supervision agreements and plan verification services agreements;
(viii)  each pool agreement, management agreement, crewing agreement or financial lease (including sale/leaseback or similar arrangements) with respect to any Parent Vessel;
(ix)  any Contract with a Third Party for the charter of any Parent Vessel;
(x)  each collective bargaining agreement or other Contract with a labor union to which Parent or any of its Subsidiaries is a party or otherwise bound;
(xi)  each Contract that provides for indemnification by Parent or any of its Subsidiaries to any Person other than a Contract entered into in the ordinary course of business;
(xii)  each Contract pursuant to which Parent or any of its Subsidiaries spent or received, in the aggregate, more than $2,500,000 during the twelve (12) months prior to the date hereof or could reasonably be expected to spend or receive, in the aggregate, more than $2,500,000 during the twelve (12) months immediately after the date hereof;
(xiii)  each Contract to which Parent or any of its Subsidiaries is a party or otherwise bound that contains a so-called “most favored nations” provision or similar provisions requiring Parent or its Affiliates to offer to a Person any terms or conditions that are at least as favorable as those offered to one or more other Persons; and
(xiv)  each Contract involving a standstill or similar obligation of Parent or any of its Subsidiaries.

(b)  Except as would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, (i) each of the Material Contracts is valid, binding, enforceable and in full force and effect with respect to Parent and its Subsidiaries, and to the Knowledge of Parent, the other parties thereto, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions and except for any Material Contracts that have expired or been terminated after the date hereof in accordance with its terms, and (ii) neither Parent nor any of its Subsidiaries, nor to the Knowledge of Parent any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or default under, or give rise to any right of cancellation or termination of or consent under, such Material Contract, and neither Parent nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract.
SECTION 5.16.  Litigation.  Except as set forth in Section 5.16 of the Parent Disclosure Letter or as would not reasonably be expected to be material to the Parent and its Subsidiaries, taken as a whole, as of the date of this Agreement (a) there is no Action pending or, to the Knowledge of Parent, threatened against Parent, any of its Subsidiaries or any Parent Vessels (including in connection with any pool in which a Parent Vessel is entered).  No officer or director of Parent or any of its Subsidiaries is, as of the date of the Agreement, a defendant in any Action commenced by any equity holder of Parent or any of Parent’s Subsidiaries with respect to the performance of his duties as an officer or a director of Parent or any such Subsidiary under any applicable Law.  There is no unsatisfied judgment, penalty or award against Parent, any of Parent’s Subsidiaries or any Parent Vessels (including in connection with any pool in which a Parent Vessel is entered).  Except as would not reasonably be expected to be material to the Parent and its Subsidiaries, taken as a whole, as of the date of this Agreement, neither Parent nor any of its Subsidiaries nor any Parent Vessel is subject to any Orders.
SECTION 5.17.  Employee Benefits.
(a)  Parent has delivered or made available to the Company copies of each Parent Benefit Plan or, in the case of any unwritten Parent Benefit Plans, a summary thereof.
(b)  Each Parent Benefit Plan has been administered in accordance with its terms and is in compliance in all material respects with all applicable Laws.
(c)  Except as would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole (i) each Parent Benefit Plan that is intended to qualify for favorable tax benefits under the Laws of any jurisdiction is so qualified, and (ii) to the Knowledge of Parent, no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such status.  All material benefits, contributions and premiums relating to each Parent Benefit Plan have been timely paid or made in accordance with the terms of such Parent Benefit Plan and any related agreement and in compliance with all applicable Laws.
(d)  None of Parent nor any of its Subsidiaries has ever maintained or contributed to, or had any obligation to contribute to any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, that is covered by ERISA.

(e)  None of Parent nor any of its Subsidiaries has incurred, and no event has occurred and no condition or circumstance exists that could reasonably be expected to result in, any unsatisfied liability of Parent and its Subsidiaries under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA arising in connection with any employee benefit plan covered or previously covered by Title IV of ERISA or such sections of the Code or ERISA.
(f)  The execution and performance of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) result in (i) any payment, compensation or benefits (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former director, officer, employee, consultant or independent contractor or trigger the right of any current director, officer, employee, consultant or independent contractor to terminate any employment or contractual relationship with Parent and its Subsidiaries, or (ii) the triggering or imposition of any restrictions or limitations on the right of Parent, or any of its Subsidiaries, to amend or terminate any Parent Benefit Plan.
SECTION 5.18.  Labor and Employment Matters.  Parent and all of its Subsidiaries have complied in all material respects with all labor and employment Laws, including all labor and employment provisions included in the Maritime Guidelines, and those relating to wages, hours, workplace safety and health, immigration, individual and collective termination, discrimination and data privacy.  There are no pending or, to the Knowledge of Parent, threatened, labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any legal actions or arbitrations that involve the labor or employment relations of Parent or any of its Subsidiaries.  Since January 1, 2024, there has been no labor strike, dispute, work stoppage, request for representation, picket or work slow-down in respect of Parent or any of its Subsidiaries.  To the Knowledge of Parent there is not pending or underway any union, or any other type of workers’ representatives, organizational activities or requests or elections for representation with respect to employees of Parent or any of its Subsidiaries.
SECTION 5.19.  Environmental (a) Parent and each of its Subsidiaries is and has been in compliance in all material respects with all Environmental Laws; (b) Parent and each of its Subsidiaries possesses and is and has been in compliance in all material respects with all Governmental Authorizations required under Environmental Law for the conduct of their respective operations; (c) there are no actions pending against Parent or any of its Subsidiaries alleging a violation of or liability under any Environmental Law, and (d) Parent and its Subsidiaries have provided to the Company all material documents in its possession related to compliance with or liability under Environmental Laws.
SECTION 5.20.  Insurance.  Parent and its Subsidiaries maintain (i) Policies covering Parent, its Subsidiaries or their respective businesses, properties, assets, directors, officers or employees, and (ii) Policies covering the Parent Vessels in such amounts and types as are customary in the shipping industry.  Except as would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, neither Parent nor any of its Subsidiaries is in violation or breach of or default under any of its obligations under any such Policy.  Neither Parent nor any of its Subsidiaries has received any written notice that any Policy has been canceled or cover prejudiced or suspended.  There are no material claims individually or in the aggregate by Parent or any of its Subsidiaries pending under any of the Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Policy, as applicable, in writing or in respect of which such underwriters have reserved their rights in writing.
SECTION 5.21.  Fees.  Except for Credit Agricole Corporate and Investment Bank, ING Belgium SA/NV, KBC Securities NV and Société Générale, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or its Subsidiaries who might be entitled to any fee or commission in connection with this Agreement or the Transactions or the rendering of any fairness opinion.  Parent has furnished to the Company true, correct and complete copies of engagement letters relating to any such services, and there have been no amendments or revisions to such engagement letters.
SECTION 5.22.  Takeover Statutes.  Parent and its Subsidiaries have taken all action required to be taken by them (if any) in order to exempt this Agreement and the Transactions from the requirements of any Takeover Statute or similar provision contained in the Parent Group Charter Documents.
SECTION 5.23.  Operations of Merger Sub.  Except as set forth in Section 5.23 of the Parent Disclosure Letter, Merger Sub is a direct, wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as specifically contemplated by this Agreement.
SECTION 5.24.  Interested Party Transactions.  Except as set forth in Section 5.24 of the Parent Disclosure Letter, any Parent Benefit Plan or any travel or expense reimbursement of officers or directors in the ordinary course, (a) there are no Contracts or arrangements between Parent or any of its Subsidiaries, on the one hand, and any current officer or director of Parent or any of its Subsidiaries or any of such officer’s or director’s immediate family members or Affiliates, or any current or former record or beneficial owner of 5% or more of the outstanding Parent Shares or any of such owner’s Affiliates, on the other hand, and (b) no current officer or director of Parent or its Subsidiaries possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee or competitor of Parent or any of its Subsidiaries.
SECTION 5.25.  Certain Business Practices.  Other than as Parent has disclosed in reports, schedules, forms, statements, prospectuses, registration statements or other documents which it has publicly filed with or furnished to the SEC since December 31, 2020, none of Parent, its Subsidiaries nor (to the Knowledge of Parent), any director, officer, agent or employee of Parent or any of its Subsidiaries (a) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to the business of Parent or any of its Subsidiaries, (b) made any illegal bribe or kickback, illegal political contribution, unlawful payment from corporate funds which was incorrectly recorded on the books and records of Parent or any of its Subsidiaries, unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or other anti-corruption Laws, in each case relating to the business of Parent and its Subsidiaries or (c) made any other unlawful payment relating to the business of Parent and its Subsidiaries.  Since December 31, 2020, neither Parent nor, to the

Knowledge of Parent, any director, officer, agent, employee, Affiliate or Person acting on behalf of Parent is currently subject to any U.S. sanctions administered by OFAC.  Since December 31, 2020, neither Parent nor any of its Subsidiaries has engaged in transactions with, or exported any of its products or associated technical data (i) into (or to a national or resident of) Cuba, Iran, Iraq, Libya, North Korea, Russia, Syria, or any other country to which the United States has embargoed goods to or has proscribed economic transactions with, in breach of such embargoes or proscriptions, or (ii) to the Knowledge of Parent, to any Person included on the United States Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce Department’s Denied Persons List.
SECTION 5.26.  No Other Representations or Warranties.  Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and its Subsidiaries, which investigation, review and analysis was done by Parent, Merger Sub and their Representatives.  In entering into this Agreement, Parent and Merger Sub acknowledge that they have relied solely upon the aforementioned investigation, review and analysis and not on any representations or opinions (whether written or oral) of the Company or its Affiliates (except the specific representations made in Article IV).  Except for the representations and warranties contained in Article IV and in the certificate delivered by the Company pursuant to Section 9.3(e), Parent and Merger Sub acknowledge that (a) neither the Company nor any other Person on behalf of the Company makes any other representation or warranty, express or implied, written or oral, at law or in equity, with respect to the Company, its Subsidiaries, or the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects thereof, including with respect to (i) merchantability or fitness for any particular use or purpose, or (ii) the probable success or profitability of the Company, its Subsidiaries or the business thereof after the Closing Date, and (b) except in the case of common law fraud, neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or any other Person, or their use, of any information provided in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to them in certain “data rooms” or management presentations or in any other form in expectation of, or in connection with, the Transactions.
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER
SECTION 6.1.  Operation of the Company’s Business.
(a)  Except (A) as set forth in Section 6.1(a) of the Company Disclosure Letter, (B) as expressly permitted or required by this Agreement or required by applicable Law, or (C) with the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), from the date hereof until the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course and in a manner consistent with past practice in all material respects and use its reasonable best efforts to (i) preserve intact its present business organization, goodwill and assets, (ii) maintain in effect all Governmental Authorizations required to carry on its business as now conducted, (iii) keep available the services of its present officers and other employees (provided, that the Company shall not be obligated to, or to cause its Subsidiaries to, increase the compensation of, or make any other payments or grant any concessions to, such officers and employees), and (iv) preserve its present relationships with material customers, suppliers and other Persons with which it has a business relationship (provided, that they shall not be obligated to make any payments or grant any concessions to such Persons other than payments in the ordinary course consistent with past practice).
(b)  Without limiting the generality of Section 6.1(a), except (A) as set forth in Section 6.1(b) of the Company Disclosure Letter, (B) as expressly permitted or required by this Agreement or required by applicable Law, or (C) with the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned other than any consent with respect to Section 6.1(b)(vi) which Parent may withhold in its sole discretion), from the date hereof until the Closing Date, the Company shall not, nor shall it permit any of its Subsidiaries (or, with respect to any Company Vessels that are entered into a pool, any applicable pool management company to the extent that the Company shall have the right to consent to such action pursuant to the Contracts between such pool management company and the Company or its Subsidiaries) to, do any of the following:
(i)  amend its memorandum of association, bye-laws or other comparable charter or organizational documents (whether by merger, amalgamation, consolidation or otherwise), except in the case of the Company, the Bye-law Amendment pursuant to Section 8.1(e);
(ii)  amend, modify or change any term of, or take any action that would result in a default under, any Indebtedness of the Company or any of its Subsidiaries;
(iii)  (A) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of any Company Common Shares, other Company Securities or Company Subsidiary Securities, other than in the ordinary course of business consistent with past practice or (B) amend any term of any Company Securities or any Company Subsidiary Securities (in each case, whether by merger, amalgamation, consolidation or otherwise);
(iv)  accelerate or delay (A) the payment of any accounts payable or other liability or (B) the collection of notes or accounts receivable, other than in the ordinary course of business consistent with past practice;
(v)  incur more than $200,000 of capital expenditures in the aggregate in excess of amounts budgeted for by the Company or its Subsidiaries as described in Section 6.1(b)(v) of the Company Disclosure Letter, other than capital expenditures relating to the maintenance of the Company Vessels in the ordinary course of business consistent with past practice;
(vi)  acquire or commit to acquire (A) all or any substantial portion of a business or Person or division thereof (whether by purchase of stock, purchase of assets, merger, amalgamation, consolidation, or otherwise), or (B) any assets or properties involving a price in excess of $200,000 in the aggregate, except (1) acquisitions by the Company or any of its wholly-owned Subsidiaries of or from an existing wholly-owned Subsidiary of the Company, (2) the acquisitions described on Section 6.1(b)(vi) of the Company Disclosure Letter, (3) acquisitions of assets, materials and supplies in the ordinary course of business consistent with past practice, (4) the purchase of bunkers in the ordinary course of business, or (5) pursuant to Contracts for Newbuildings in effect on the date of this Agreement;

(vii)  enter into any Contract that, if in existence on the date hereof, would be a Material Contract or Company Interested Party Transaction, or amend, modify, extend or terminate any Material Contract or Company Interested Party Transaction (other than the expiration of any such Contract in accordance with its terms, and the termination of any such Contract in connection with any breach by the applicable counterparty);
(viii)  sell, lease, license, transfer, subject to any Lien or otherwise dispose of any of its assets or properties except (A) sales of used equipment in the ordinary course of business consistent with past practice, and (B) Company Permitted Liens;
(ix)  adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or enter into any agreement with respect to the voting of its capital stock or other securities held by the Company or any of its Subsidiaries;
(x)  except as required pursuant to the terms of any Company Benefit Plan existing as of the date hereof or to the extent required under applicable Law, (A) grant to any director, officer, employee or consultant of the Company or any of its Subsidiaries any increase or enhancement in compensation, bonus or other benefits, (B) grant to any director, officer or employee of the Company or any of its Subsidiaries any right to receive severance, change in control, retention or termination pay or benefits or any increase in severance, change of control or termination pay or benefits or (C) adopt, enter into or amend or commit to adopt, enter into or amend any Company Benefit Plan except for amendments required under applicable Law;
(xi)  except as required by GAAP (or any interpretation thereof) or a Governmental Authority, make any change in any method of accounting principles, method or practices;
(xii)  (A) incur or issue any Indebtedness (other than accrual of interests, drawdowns, premiums, penalties, fees, expenses and breakage costs under any Material Contracts existing as of the date hereof), (B) make any loans, advances or capital contributions to, or investments in, any other Person (including in connection with any pool in which a Company Vessel is entered), other than to the Company or any of its Subsidiaries or (C) repay or satisfy any Indebtedness (other than scheduled payments of Indebtedness when due); provided that this clause (xii) shall not limit the issuance or incurrence of any intercompany Indebtedness or the repayment or satisfaction of such intercompany Indebtedness; provided, further, notwithstanding anything in this clause (xii) to the contrary, the Company and its Subsidiaries may incur additional Indebtedness in an aggregate principal amount not to exceed $300,000 at any one time outstanding and may repay or satisfy any such Indebtedness from time to time;

(xiii)  change any material method of Tax accounting, make or change any material Tax election, file any material amended return (except as required by applicable Law), settle or compromise any material Tax liability, enter into any closing agreement with respect to any material amount of Taxes, surrender any right to claim a material Tax refund or offset or otherwise reduce a material Tax liability or take into account on any Tax Return required to be filed prior to the Closing Date any adjustment or benefit arising from the Transactions;
(xiv)  institute, settle, or agree to settle any action, suit, litigation, investigation or proceeding (other than actions, suits, litigations, investigations or proceedings where Parent is adverse to the Company) pending or threatened before any arbitrator, court or other Governmental Authority, in each case in excess of $500,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on the Company or its Subsidiaries;
(xv)  disclose, or consent to the disclosure of, any trade secrets or other proprietary information, other than in the ordinary course of business consistent with past practice;
(xvi)  waive, release or assign any claims or rights having a value in excess of $100,000;
(xvii)  fail to use commercially reasonable efforts to cause the current material insurance (or re-insurance) policies maintained by the Company or any of its Subsidiaries, including directors’ and officers’ insurance, not to be canceled or terminated or any of the coverage thereunder to lapse, unless, simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums or less are in full force and effect; provided, that neither the Company nor any of its Subsidiaries shall obtain or renew any insurance (or reinsurance) policy for a term exceeding three (3) months;
(xviii)  directly or indirectly (A) purchase or construct any vessel or enter into any Contract for the purchase or construction of any vessel, (B) sell or otherwise dispose of any Company Vessel or enter into any contract for the sale or disposal of any Company Vessel, (C) to the extent that the Company shall have the right to consent to such action under the terms of the Contracts between the Company and the service provider or manager of such Company Vessel, enter into any contract for the bareboat or spot or time charter-out of any Company Vessel in excess of sixty (60) calendar days, (D) change any manager of any Company Vessel, (E) defer scheduled maintenance of any Company Vessel, or (F) depart from any normal drydock and maintenance practices or discontinue replacement of spares in operating the Company Vessels; provided, that, to the extent that the Company shall have the right to consent to such action under the terms of the Contracts between the Company and the service provider or manager of such Company Vessel, and subject to actions permitted under clause (v) of this Section 6.1(b), the Company will not, and will cause its Subsidiaries not to enter into any Contract for the drydocking or repair of any Company Vessel where the estimated cost thereof is in excess of $200,000 unless, in the case of this clause (F), such work cannot prudently be deferred and is required to preserve the safety and seaworthiness of such Company Vessel, or

(xix)  authorize or enter into a Contract to take any of the actions described in clauses (i) through (xviii) of this Section 6.1(b).
SECTION 6.2.  Operation of Parent’s Business.
(a)  Except (A) as set forth in Section 6.2(a) of the Parent Disclosure Letter, (B) as expressly permitted or required by this Agreement or required by applicable Law, or (C) with the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), from the date hereof until the Closing Date, Parent shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course and in a manner consistent with past practice in all material respects and use its reasonable best efforts to (i) preserve intact its present business organization, goodwill and assets, (ii) maintain in effect all Governmental Authorizations required to carry on its business as now conducted, (iii) keep available the services of its present officers and other employees (provided that Parent shall not be obligated to, or to cause its Subsidiaries to, increase the compensation of, or make any other payments or grant any concessions to, such officers and employees), and (iv) preserve its present relationships with material customers, suppliers and other Persons with which it has a business relationship (provided, that they shall not be obligated to make any payments or grant any concessions to such Persons other than payments in the ordinary course consistent with past practice).
(b)  Without limiting the generality of Section 6.2(a), except (A) as set forth in Section 6.2(b) of the Parent Disclosure Letter, (B) as expressly permitted or required by this Agreement or required by applicable Law, or (C) with the prior written consent of Company (such consent not to be unreasonably withheld, delayed or conditioned), from the date hereof until the Closing Date, Parent shall not, nor shall it permit Merger Sub or any of its Subsidiaries to, do any of the following:
(i)  amend its articles of incorporation, bylaws or other comparable charter or organizational documents (whether by merger, amalgamation, consolidation or otherwise);
(ii)  amend, modify or change any term of, or take any action that would result in a default under, any Indebtedness of the Parent or any of its Subsidiaries;
(iii)  (A) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of any Parent Shares, other Parent Securities or Parent Subsidiary Securities, other than in the ordinary course of business consistent with past practice or (B) amend any term of any Parent Securities or any Parent Subsidiary Securities (in each case, whether by merger, amalgamation, consolidation or otherwise);
(iv)  adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of Parent, or enter into any agreement with respect to the voting of its capital stock or other securities held by Parent or any of its Subsidiaries (other than with respect to the recapitalization of Parent’s holding in Merger Sub or the capitalization of Parent’s receivables on Merger Sub, neither of which shall adversely effect the Surviving Company Shares or the transactions contemplated hereby);

(v)  take any action that might reasonably be expected to prevent, impede or materially delay the consummation of the Transactions; or
(vi)  authorize or enter into a Contract to take any of the actions described in clauses (i) through (v) of this Section 6.2(b).
SECTION 6.3.  Access to Information.  After the date hereof until the Closing Date and subject to applicable Law and the Mutual Non-Disclosure Agreement dated as of April 7, 2025 between the Company and Parent (the “Non-Disclosure Agreement”), the Company shall: (i) give to Parent and its Representatives, upon reasonable prior written notice, reasonable access to the offices, properties, books and records of the Company and its Subsidiaries as may be reasonably requested in connection with the Parties’ efforts to consummate the Transactions and for baseline inventory and planning assessments by Parent; provided, however, that any such access shall be conducted during normal business hours in a manner not to interfere with the businesses or operations of the Company and its Subsidiaries; (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request in writing from time to time in connection with the Parties’ efforts to consummate the Transactions; and (iii) instruct the Representatives of the Company and its Subsidiaries and the ship managers and pool managers of Company Vessels to cooperate with Parent in the matters described in clauses (i) and (ii) above.  In accordance with the foregoing, the Company shall permit Parent and its Representatives reasonable access to a sample of Company Vessels when at a port upon reasonable prior written notice and in accordance with reasonable procedures agreed upon by the Company and Parent for baseline inventory and planning assessments by Parent.  When accessing any of the Company Vessels, Parent shall, and shall cause its Representatives to, comply with all safety and security policies or requirements for the applicable Company Vessel.  Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to provide such access or disclosure if, after consultation with counsel to Parent, the Company and its counsel determine that providing such access or disclosure is reasonably likely to (A) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (B) violate any Contract to which the Company is a party or to which it is subject or applicable Law.
SECTION 6.4.  No Solicitation.
(a)  General Prohibitions.  Except as expressly permitted pursuant to Section 6.4(b), from and after the date hereof and prior to the earlier of the termination of this Agreement in accordance with Section 10.1 and the Closing Date, the Company shall not (and the Company shall (A) cause its Subsidiaries not to and (B) not authorize or permit and shall instruct and use reasonable best efforts to cause its Representatives and any of its Subsidiaries’ Representatives not to), directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage or assist any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, or furnish any information relating to the

Company or any of its Subsidiaries or afford access to the business, properties, assets, personnel, books or records of the Company or any of its Subsidiaries to any Third Party with respect to inquiries regarding, or the making of, an Acquisition Proposal, (iii) qualify, withdraw, or modify or amend in a manner adverse to Parent, the Transaction Committee Recommendation or the Company Board Recommendation (or recommend an Acquisition Proposal), or publicly propose to do any of the foregoing (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) approve, endorse, recommend or enter into (or agree or publicly propose to do any of the foregoing) any agreement in principle, letter of intent, term sheet, merger or amalgamation agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal (other than a confidentiality agreement with a Third Party to whom the Company is permitted to provide information in accordance with Section 6.4(b)(i)), or (v) grant any waiver, amendment or release under any standstill or confidentiality agreement or any Takeover Statute or similar provision contained in the Company Charter Documents other than a waiver of the obligations of Third Parties existing as of the date of this Agreement not to seek from the Company any waiver of such Third Parties’ standstill obligations and granting a limited waiver if requested solely to enable such Third Parties to make an Acquisition Proposal to the Company Board.  The Company shall (and the Company shall (1) cause its Subsidiaries to and (2) instruct and use reasonable best efforts to cause its Representatives and any of its Subsidiaries’ Representatives to) cease immediately and cause to be terminated any and all existing activities, solicitations, encouragements, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal or efforts to obtain an Acquisition Proposal, and shall also request such Third Party to promptly return or destroy all confidential information concerning the Company and its Subsidiaries prior to the date hereof.
(b)  Exceptions.
(i)  Prior to (but not at any time from or after) obtaining the Company Shareholders Approval, if the Company receives a bona fide, written Acquisition Proposal from a Third Party after the date hereof (that has not been withdrawn) that did not result from a breach or violation of the provisions of Section 6.4(a) and, prior to taking any action described in clauses (A) and (B) below, (1) the Transaction Committee determines in good faith, after consultation with outside legal counsel, that based on the information then available and after consultation with its financial advisors of nationally recognized reputation, such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and (2) the Company shall have complied with Section 6.4(c), then the Company may, in response to such Acquisition Proposal, directly or indirectly through its Representatives, (A) engage in negotiations or discussions with such Third Party and its Representatives or financing sources with respect to such Acquisition Proposal and (B) thereafter furnish to such Third Party or its Representatives or financing sources non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be promptly (and in any event within twenty-four (24) hours) provided for informational purposes only to Parent) with such Third Party with terms no less favorable to the Company than those contained in the Non-Disclosure Agreement; provided that all written materials provided or made available to such Third Party (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent promptly (and in any event within twenty-four (24) hours) after the time it is provided or made available to such Third Party.

(ii)  Prior to (but not at any time from or after) obtaining the Company Shareholders Approval, the Transaction Committee or the Company Board may, following receipt of or on account of a Superior Proposal, make an Adverse Recommendation Change in connection with such Superior Proposal, if such Superior Proposal did not result from a breach or violation of the provisions of Section 6.4(a), and the Transaction Committee or the Company Board, as applicable, determines in good faith, after consultation with outside legal counsel and financial advisors of nationally recognized reputation that, in light of such Superior Proposal, the failure of the Transaction Committee or the Company Board, as applicable, to take such action is reasonably likely to be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law; provided, however, that the Transaction Committee and the Company Board shall not be entitled to effect an Adverse Recommendation Change in connection with a Superior Proposal unless (A) the Transaction Committee promptly notifies Parent, in writing at least three (3) Business Days before making an Adverse Recommendation Change (the “Notice Period”), of the intention of the Transaction Committee or the Company Board, as applicable, to take such action with respect to such Superior Proposal, which notice shall state expressly that the Company has received an Acquisition Proposal that the Transaction Committee or the Company Board, as applicable, has determined to be a Superior Proposal and that the Transaction Committee or the Company Board, as applicable, intends to make an Adverse Recommendation Change; (B) the Transaction Committee attaches to such notice the proposed transaction agreements and the identity of the Third Party making such Superior Proposal; (C) during the Notice Period, if requested (orally or in writing) by Parent, the Transaction Committee has engaged, and has directed its Representatives to engage, in negotiations with Parent in good faith (to the extent Parent desires to negotiate) to amend this Agreement in such a manner that such Superior Proposal ceases to constitute a Superior Proposal; and (D) following the Notice Period, the Transaction Committee or the Company Board, as applicable, shall have considered in good faith any proposed amendments to this Agreement and determined in good faith, after consultation with its outside legal counsel and financial advisors of nationally recognized reputation, taking into account any changes to this Agreement made or proposed in writing by Parent, that such Superior Proposal continues to constitute a Superior Proposal; provided, however, that, with respect to any applicable Superior Proposal, any amendment to the financial terms or any other material amendment to a term of such Superior Proposal shall require a new written notice by the Transaction Committee and a new Notice Period (except that if there are less than seventy-two (72) hours prior to the Company Shareholders Meeting, the Notice Period shall be reduced to as much notice as is reasonably practicable, and in no event shall the new Notice Periods exceed nine (9) days in the aggregate), and no such Adverse Recommendation Change in connection with such Superior Proposal may be made during any Notice Period.
(iii)  Prior to (but not at any time from or after) obtaining the Company Shareholders Approval, the Transaction Committee or the Company Board may, if there has been an Intervening Event, make an Adverse Recommendation Change in connection with such Intervening Event if the Transaction Committee or the Company Board, as applicable, determines in good faith, after consultation with outside legal counsel and financial advisors of nationally recognized reputation that, in light of such Intervening Event, the failure of the Transaction Committee or the Company Board, as applicable, to take such action is reasonably likely to be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law; provided, however, that the Transaction Committee and the Company Board shall not be entitled to effect an Adverse Recommendation Change in connection with an Intervening Event unless (A) the Company promptly notifies Parent in writing at least three (3) Business Days before making an Adverse Recommendation Change of the intention of the Transaction Committee or Company Board, as applicable, to take such action with respect to such Intervening Event, which notice shall include the material facts underlying the Transaction Committee’s or the Company Board’s determination that an Intervening Event has occurred, and state the reasons that the Transaction Committee or the Company Board, as applicable, intends to make an Adverse Recommendation Change, in reasonable detail, (B) during such three (3)-Business Day period, if requested (orally or in writing) by Parent, the Company has engaged, and has directed its Representatives to engage, in negotiations with Parent in good faith (to the extent Parent desires to negotiate) to amend this Agreement in such a manner that an Adverse Recommendation Change is no longer warranted as a result of the Intervening Event, and (C) following such three (3)-Business Day period, the Transaction Committee or the Company Board, as applicable, shall have considered in good faith any proposed amendments to this Agreement and determined in good faith, after consultation with its outside legal counsel and financial advisors of nationally recognized reputation, taking into account any changes to this Agreement made or proposed in writing by Parent, that the failure of the Transaction Committee or the Company Board, as applicable, to make an Adverse Recommendation Change in connection with such Intervening Event is reasonably likely to be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law; provided, that the Company shall not be required to negotiate with Parent in connection with an Adverse Recommendation Change that the Company Board intends to effect in response to an Intervening Event if the Company has already negotiated with Parent in accordance with this Section 6.4(b)(iii) in connection with an Adverse Recommendation Change by the Transaction Committee or the Company Board, as applicable, in response to the same Intervening Event.
(iv)  In addition, nothing contained herein shall prevent the Transaction Committee or the Company Board from complying with Rules 14d-9 or 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal, or from (A) making legally required disclosures; provided that any Adverse Recommendation Change may only be made in a manner consistent with this Section 6.4, or (B) granting any waiver, amendment or release under any standstill or confidentiality agreement or any Takeover Statute or similar provision contained in the Company Charter Documents.
(c)  Required Notices.  The Company and the Company Board shall not take any of the actions referred to in Section 6.4(b) unless the Company shall have first complied with the applicable requirements of this Section 6.4(c).  The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or, if received by any of the Company’s Representatives, after the Company is informed by such Representative) of any Acquisition Proposal or of any inquiries or other communication regarding the making of an Acquisition Proposal, including the material terms and conditions thereof and providing a copy, if applicable, of any written requests, proposals or offers, including proposed agreements, and the identity of the Person making (or inquiry or communications about) such Acquisition Proposal and its proposed financing sources, if any, and shall keep Parent reasonably informed on a prompt basis (but in any event no later than 24 hours) as to the status (including changes or proposed changes to the material terms) of such Acquisition Proposal.  The Company shall also notify Parent promptly (but in no event later than 24 hours) after receipt by the Company of any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of its Subsidiaries by any Third Party that has informed the Company that it is considering making, or has made, an Acquisition Proposal.  The Company shall also notify Parent promptly of the Company’s intention to take the actions set forth in clauses (A) or (B) of Section 6.4(b)(i).  The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Third Party subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 6.4.
(d)  Definition of Superior Proposal.  For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (provided that, for the purposes of this definition, references to “15%” in the definition of Acquisition Proposal shall be deemed replaced with references to “50%”) that (i) is not subject to any additional financing conditions that are not already contemplated by this Agreement and for which financing has been fully committed or is on hand or the Company Board or the Transaction Committee, as applicable, determines in good faith after considering the advice of its financial advisor of nationally recognized reputation is reasonably probable to be fully financed, and (ii) the Company Board or the Transaction Committee, as applicable, has determined in good faith, after considering the advice of its outside legal counsel and financial advisors of nationally recognized reputation and taking into consideration all of the applicable terms, conditions, impacts and all legal, financial, regulatory, fiduciary and other aspects of such Acquisition Proposal that the Company Board or the Transaction Committee, as applicable, deems in good faith to be relevant, including, to the extent the Company Board or the Transaction Committee, as applicable, deems relevant, the identity of the Person making the Acquisition Proposal, financing, regulatory approvals, shareholder litigation, termination fees, expense reimbursement provisions and the expected timing and risk and likelihood of consummation, would result in a transaction more favorable, from a financial point of view, to the Company’s shareholders than the Transactions provided hereunder (after taking into account and giving effect to any adjustments or amendment to this Agreement proposed by Parent).
(e)  The Company acknowledges and agrees that any violation of the restrictions set forth in this Section 6.4 by any Subsidiary or Representative of the Company shall be deemed to be a breach of this Section 6.4 by the Company.
SECTION 6.5.  Litigation.
(a)  The Company shall promptly advise Parent of any Action commenced or, to the Knowledge of the Company, threatened against or involving the Company, any of its Subsidiaries, any of their respective officers or directors, the Transaction Committee, or any Company Vessel, relating to this Agreement or the Transactions and shall keep Parent informed and consult with Parent regarding the status of such Action on an ongoing basis.  The Company shall, and shall cause its Subsidiaries to, cooperate with and give Parent the opportunity to consult with respect to the defense or settlement of any such Action, and shall not agree to any settlement without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned).

(b)  Parent shall promptly advise the Company of any Action commenced or, to the Knowledge of Parent, threatened against or involving Parent or Merger Sub, any of its Subsidiaries, any of their respective officers or directors, or any Parent Vessels, relating to this Agreement or the Transactions and shall keep the Company informed and consult with the Company regarding the status of such Action on an ongoing basis.  Parent shall, and shall cause its Subsidiaries to, cooperate with and give the Company the opportunity to consult with respect to the defense or settlement of any such Action and shall not agree to any settlement without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned).
SECTION 6.6.  Takeover Provisions.  If any Takeover Statute or similar provision contained in the Company Charter Documents shall become or is deemed to be applicable to the Transactions after the date of this Agreement, each of the Company, Parent, Merger Sub and the respective members of their boards of directors and the Transaction Committee shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate if possible, and otherwise to minimize, the effects of such Takeover Statute, or such similar provision contained in Company Charter Documents, as applicable, on the Transactions.
SECTION 6.7.  Interested Party Transactions.  At or prior to the Closing, the Company shall take all commercially reasonable actions the Company is permitted to take under (and shall use its reasonable best efforts to cause its controlled-Affiliates to take all commercially reasonable actions such controlled-Affiliates are permitted to take under) the Contracts set forth on Section 6.7 of the Company Disclosure Letter to terminate such Contracts, effective as of the Effective Time, or amend such Contracts so as to eliminate any further liability or obligation of the Company or its Subsidiaries thereunder arising after the Effective Time.
ARTICLE VII
COVENANTS OF PARENT
SECTION 7.1.  Director and Officer Liability.  Parent shall cause the Surviving Company to do the following:
(a)  Until the later of the (i) sixth anniversary of the Effective Time and (ii) date of the final disposition of any Action of a nature described in this Section 7.1(a) asserted against any Indemnified Person prior to the sixth anniversary of the Effective Time, Parent and the Surviving Company shall indemnify and hold harmless the present and former officers and directors of the Company or any Company’s Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Person”) against any costs or expenses (including, subject to receipt of any undertaking required by applicable Law, advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person), judgments, fines, losses, fees, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Action arising out of or pertaining to the fact that the Indemnified Person is or was an officer or director of the Company or any Company’s Subsidiaries, or is or was an officer or director of the Company or any Company Subsidiary or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, whether asserted or claimed prior to, at or after the Effective Time to the fullest extent permitted by the BCA or any other applicable Law or provided under the Company Charter Documents in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law or under the Company Charter Documents in effect on the date hereof.  Parent and the Surviving Company shall reasonably cooperate with the Indemnified Person in the defense of any such Action.
(b)  For a period of no less than six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Company to, to the fullest extent permitted under applicable Law, cause to be maintained in effect the provisions in the Company Group Charter Documents of the Surviving Company and each Subsidiary of the Company (or in such documents of any successor to the business of the Surviving Company or any Subsidiary of the Company if any such Subsidiary shall not continue in existence) regarding exculpation, indemnification and advancement of expenses in effect as of the date hereof or in any agreement, a complete copy of which agreement has been provided by the Company to Parent prior to the date hereof, to which the Company or any of its Subsidiaries is a party as of the date hereof, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Company Group Charter Documents (or successor company documents) or any such agreement in any manner that would adversely affect the rights thereunder of any individual who, at or before the Effective Time, was an Indemnified Person; provided, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the final disposition of such Action or resolution of such claim.
(c)  Parent shall cause the Surviving Company to either (i) continue to maintain in effect for a period of no less than six (6) years after the Effective Time the Company’s directors’ and officers’ insurance policies (the “D&O Insurance”) in place as of the date hereof or (ii) purchase or provide comparable D&O Insurance for such six (6)-year period from a carrier with comparable or better credit ratings to the Company’s existing directors’ and officers’ insurance policies, in each case, with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable (in the aggregate) to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time; provided, that in no event shall Parent or the Surviving Company be required to expend for such policies pursuant to this sentence an aggregate premium amount in excess of 250% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.1(c) of the Company Disclosure Letter (the “Premium Cap”); provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Company shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding the Premium Cap.  Notwithstanding the foregoing, at the Company’s option and in lieu of the obligations of Parent and the Surviving Company under the first sentence of this Section 7.1(c), the Company may purchase prior to the Effective Time, a prepaid “tail policy” for a period of no more than six (6) years after the Effective Time with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time, in which event Parent shall cease to have any obligations under the first sentence of this Section 7.1(c); provided, that the aggregate premium for such policies shall not exceed the Premium Cap.  In the event the Company elects to purchase such a “tail policy,” Parent shall cause the Surviving Company to maintain such “tail policy” in full force and effect and continue to honor its obligations thereunder.
(d)  If either Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation, amalgamation or merger, or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, succeed to or assume the applicable obligations of such party set forth in this Section 7.1.
(e)  The rights of each Indemnified Person under this Section 7.1 shall be in addition to any rights such Person may have under the Company Group Charter Documents (or successor company documents), under the BCA or any other applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.
SECTION 7.2.  Stock Exchange Listing and Delisting.
(a)  Parent shall use its reasonable best efforts to take all actions, including drafting the EU Exemption Document and the NYSE Supplemental Listing Application, and do all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE and Euronext to ensure that the Parent Shares comprising the Merger Consideration are approved for listing, subject to completion of the Merger and official notice of issuance, on the NYSE prior to or as of the Closing Date and on Euronext as of or as soon as practicable after the Closing Date, and the Company shall cooperate with Parent with respect to such approvals.
(b)  Parent shall use its reasonable best efforts to take all actions, and do all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the OSE to ensure that the Parent Shares are approved for listing, subject to completion of the Merger, on the OSE as of or as soon as practicable after the Closing Date, and the Company shall cooperate with Parent with respect to such approval.

(c)  Parent shall use its reasonable best efforts to take all actions and do all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ and of the OSE to ensure that the Company Common Shares, subject to completion of the Merger, are delisted from trading on NASDAQ and on the OSE and deregistered under the 1934 Act as of or as soon as practicable after the Closing Date, and the Company shall cooperate with Parent with respect to such approvals.
SECTION 7.3.  Merger Sub.  Parent shall take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Transaction on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.
ARTICLE VIII
COVENANTS OF PARENT AND THE COMPANY
SECTION 8.1.  Proxy Statement; Registration Statement; EU Exemption Document; Company Shareholders Meeting.
(a)  As soon as reasonably practicable following the date of this Agreement, Parent and the Company shall jointly prepare, and Parent shall file with the SEC, a registration statement on Form F-4 to register, under the 1933 Act, the Parent Shares issuable in the Transactions (together with all amendments supplements and exhibits thereto, the “Registration Statement”), which shall include a prospectus with respect to the Parent Shares issuable in the Transactions and a proxy statement to be sent to the shareholders of the Company relating to the Company Shareholders Meeting (together with any amendments, supplements and exhibits thereto, the “Proxy Statement”).  Parent and the Company shall use their respective reasonable best efforts to cause the Registration Statement to be declared effective under the 1933 Act as soon as reasonably practicable after such filing and in any case prior to the Company Shareholders Meeting.  The Company shall use its reasonable best efforts to furnish to Parent all information concerning the Company and its Affiliates to be included in the Registration Statement and the Proxy Statement as may be reasonably requested by Parent as promptly as reasonably practicable following the date of such request, and shall provide such other reasonable assistance, in each case as may be reasonably requested by Parent in connection with the preparation, filing and distribution of the Registration Statement and the Proxy Statement.  Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company and Parent shall (i) provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), and (ii) consider in good faith all comments reasonably proposed by the other Party within a reasonable time after having been provided such document or response for its review; provided, that none of the Parties shall be responsible for any delay in furnishing the Registration Statement or the Proxy Statement to the SEC (or a response to any comment of the SEC in connection therewith) to the extent arising from a Party’s review of the foregoing or a Party’s good faith consideration and incorporation of any comments thereto proposed by the other Party.  Parent shall advise the Company, promptly after receiving notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of any request by the SEC for amendment of the Registration Statement or Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.
(b)  As soon as reasonably practicable following the date of this Agreement, Parent shall prepare the EU Exemption Document. The Company shall use its reasonable best efforts to furnish to Parent all necessary information concerning the Company and its Affiliates to be included in the EU Exemption Document in accordance with the Commission Delegated Regulation (EU) 2021/528 of 16 December 2020 supplementing EU Regulation 2017/1129 as regards the minimum information content of the document to be published for a prospectus exemption in connection with a takeover by means of an exchange offer, a merger or a demerger.
(c)  If prior to the Company Shareholders Meeting, any event occurs with respect to Parent or any of its Subsidiaries, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement or Registration Statement, in each case which is required by applicable Law to be described in an amendment of, or a supplement to, the Proxy Statement or Registration Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly notify the Company of such event or information, and the Company and Parent shall reasonably cooperate in the prompt, and in any event within the earlier of (i) five (5) Business Days following the receipt of such notice and (ii) the date of the Company Shareholders Meeting, preparation and furnishing to the SEC of any necessary amendment or supplement to the Proxy Statement or Registration Statement and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders.  Nothing in this Section 8.1(c) shall limit the obligations of any Party under Section 8.1(a); provided, that none of the Parties shall be responsible for any delay in furnishing any such amendment or supplement to the Proxy Statement or Registration Statement to the SEC to the extent arising from a Party’s review of the foregoing or a Party’s good faith consideration and incorporation of any comments thereto proposed by the other Party.
(d)  If prior to the Company Shareholders Meeting, any event occurs with respect to the Company or any of its Subsidiaries, any Acquisition Proposal is received by the Company or any Adverse Recommendation Change is made in connection with an Acquisition Proposal or Intervening Event as permitted by Section 6.4(b), or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement or Registration Statement, in each case which is required by applicable Law to be described in an amendment of, or a supplement to, the Proxy Statement or Registration Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify Parent of such event, and Parent shall reasonably cooperate in the prompt, and in any event within the earlier of (i) five (5) Business Days following the happening of such event requiring an amendment or supplement and (ii) the date of the Company Shareholders Meeting, preparation and furnishing to the SEC of any necessary amendment or supplement to the Proxy Statement or Registration Statement and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders.  Nothing in this Section 8.1(d) shall limit the obligations of any party under Section 8.1(a); provided, that none of the Parties shall be responsible for any delay in furnishing any such amendment or supplement to the Proxy Statement or Registration Statement to the SEC to the extent arising from a Party’s review of the foregoing or a Party’s good faith consideration and incorporation of any comments thereto proposed by the other Party.

(e)  The Company shall, as soon as reasonably practicable following the date of this Agreement, hold a meeting of the shareholders (the “Company Shareholders Meeting”) for the purpose of (i) amending the Company’s bye-laws to clarify any ambiguity that the required shareholder voting majority for a merger of the Company is a simple majority of the votes cast at a general meeting of the Company (the “Bye-law Amendment”), and (ii) seeking the Company Shareholders Approval, and shall not submit any other proposals in connection with such Company Shareholders Meeting (other than proposals relating to the appointment of the Exchange Agent in a manner consistent with Article III), without the prior written consent of Parent; provided that the Company (i) shall cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after the Registration Statement is declared effective under the 1933 Act, and (ii) shall use its reasonable best efforts to hold the Company Shareholders Meeting on the thirtieth Business Day following the first mailing of the Proxy Statement to the Company’s shareholders.  Subject to Section 6.4(b), the Company shall use its reasonable best efforts to solicit the Company Shareholders Approval.  The Company shall include in the Proxy Statement the recommendation of the Transaction Committee and the Company Board that the Company’s shareholders give the Company Shareholders Approval, except to the extent that the Transaction Committee or the Company Board shall have made an Adverse Recommendation Change as permitted by Section 6.4(b).  Notwithstanding anything herein to the contrary, the Company shall not make or file any amendment, supplement or change to the Proxy Statement without the written consent of Parent, except in connection with an Adverse Recommendation Change or as otherwise required by applicable Law; provided, that, if, at any time prior to the Company Shareholders Meeting, the Company or Parent discover any information relating to the Company, Parent or any of their respective Affiliates, officers or directors which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party which discovers such information shall promptly notify the other Parties and, to the extent required by applicable Law, disseminate it to the Company’s shareholders.  The Company agrees that its obligations to hold the Company Shareholders Meeting pursuant to this Section 8.1 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal, or by the making of any Adverse Recommendation Change.  The Company shall not adjourn the Company Shareholders Meeting without the prior written consent of Parent; provided, that the Company shall have the right to adjourn the Company Shareholders Meeting if:  (i) after consultation with Parent, for a single period not to exceed ten (10) Business Days from the date on which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), the Company has not received proxies representing a sufficient number of Company Common Shares to obtain the Company Shareholders Approval; (ii) on the date on which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Company Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting; or (iii) after consultation with Parent, the failure to adjourn the Company Shareholders Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required amendment or supplement to the Proxy Statement to be timely provided to the Company’s shareholders (the period that the Company Shareholders Meeting is adjourned, the “Adjournment Period”).

SECTION 8.2.  Regulatory and Other Undertakings.
(a)  Subject to the terms and conditions of this Agreement, the Parties shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Merger, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents that are necessary, proper or advisable to consummate the Merger, including certain Parent Disclosure Documents, (ii) obtaining and maintaining any approvals, consents, registrations, waivers, amendments, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Merger (including those set forth in Section 9.1(c)); (iii) making any other submissions required in connection with the consummation of the Transaction under the 1933 Act, the 1934 Act, the BCA, the Norwegian Securities Trading Act and/or the OSE, applicable state, federal or foreign securities Laws or the NYSE, NASDAQ, Euronext or applicable OSE rules and regulations, and (iv) taking or causing to be taken all other actions necessary, proper or advisable consistent with this Section 8.2 to cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations under such Laws as soon as practicable; provided that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions by the Company or its Subsidiaries expressly permitted by Sections 6.4(b) or 8.1.  In furtherance and not in limitation of the foregoing, each of the Parties (either separately or combined, as the case may be) shall as promptly as reasonably practicable after the date hereof file or supply, or cause to be filed or supplied, all notifications and information required to be filed or supplied pursuant to any Antitrust Laws that are applicable to the Transactions.
(b)  Subject to the terms hereof, the Company and Parent agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances or approvals required for Closing under any Antitrust Laws, to respond to any government requests for information under any Antitrust Laws, and to contest and resist any Action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Transactions under any Antitrust Laws.  The Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Antitrust Laws.  Parent and the Company agree to provide the other Party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Parent or the Company or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.
(c)  Notwithstanding anything in this Section 8.2 or otherwise in this Agreement, other than satisfying any monetary penalties levied upon Parent or any of its Subsidiaries by any Governmental Authority, none of Parent, Merger Sub or the Company shall be required or permitted to consent to any requirement, condition, limitation, understanding, agreement or order of a Governmental Authority (i) to sell, divest, license, assign, transfer, hold separate or otherwise dispose of any portion of the assets or business of the Company, the Surviving Company, Parent or Merger Sub, or any of their respective Subsidiaries, (ii) that limits the freedom of action with respect to, or ability to retain, any of the businesses, services, or assets that would be material to the Company, the Surviving Company, Parent or Merger Sub and their respective Subsidiaries, taken as a whole, after giving effect to the Merger, in order to be permitted by such Governmental Authority to consummate the Transactions, or (iii) that modifies or waives any material terms and conditions of this Agreement.
(d)  Each of Parent and the Company shall not, and shall cause its Affiliates not to, take any action or enter into any transaction, or any agreement to effect any transaction (including any merger, amalgamation or acquisition) that might reasonably be expected to make it more difficult, or to increase the time required, to:  (i) obtain the expiration or termination of the waiting period under any Antitrust Law applicable to the Transactions; (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the Transactions; or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the Transactions; provided, however, that nothing in this Section 8.2(d) shall restrict or limit the Company Board, the Transaction Committee, the Company or any of its Subsidiaries from taking any action permitted under or required by Section 6.4, Section 8.1 or Article X.
(e)  Merger Sub agrees that at the Company Shareholders Meeting and at any other meeting of the Company Common Shareholders, however called, including any adjournment thereof, and in connection with any written consent of the Company Common Shareholders, Merger Sub shall, in each case to the fullest extent that the Company Common Shares owned by Merger Sub are entitled to vote thereon or consent thereto: (i) appear (in person or by proxy) at each such meeting or otherwise cause all of the Company Common Shares held by Merger Sub to be counted as present thereat for purposes of calculating a quorum; and (ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of its Company Common Shares: (A) in favor of the Merger and the authorization and approval of this Agreement and the Transactions; (B) against any action or agreement that would reasonably be expected to result in a breach of any material covenant, representation or warranty or any other obligation or agreement of the Company contained in this Agreement, or of Merger Sub contained in this Agreement; and (C) against any action, proposal, transaction or agreement that would impede, interfere with, delay, discourage, frustrate, prevent, nullify, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Parent’s or the Company’s conditions under this Agreement or any of the other Transactions. In the event that the Company Board or the Transaction Committee has made an Adverse Recommendation Change that has not been rescinded or otherwise withdrawn, the obligations of the Merger Sub set forth in this Section 8.2(e) shall not apply and the Company Common Shares held by Merger Sub may be voted by Merger Sub in any manner Merger Sub determines.
(f)  Parent shall vote in favor of and cause the Merger Sub Shareholder Approval to be obtained prior to the Closing Date.

(g)  Parent undertakes to have available at Closing alternative financing sufficient to refinance the Indebtedness that is the subject of the Specified Approvals.
(h)  The Company and Parent undertake to enter into the Exchange Agent Agreement prior to the Closing Date.
SECTION 8.3.  Certain Filings.  The Parties shall reasonably cooperate with one another (i) in connection with the preparation of the Registration Statement, the Proxy Statement, the EU Exemption Document, the Parent Audit Report or any other required Parent Disclosure Documents or Company Disclosure Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, in connection with the consummation of the Transactions, and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Registration Statement, the Proxy Statement or any other Parent Disclosure Documents or Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.  No Party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the behest of any Governmental Authority without the consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.
SECTION 8.4.  Public Announcements.  Subject to Section 6.4, the Parties shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the Transactions and none of the Parties nor any of their Affiliates shall issue any such press release or make any such other public statement or schedule any such press conference or conference call without the consent of Parent (in the case of the Company and its Affiliates) or the Company (in the case of Parent, Merger Sub and their Affiliates), which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, (a) the Parties each hereby consent to the submission of Parent’s and the Company’s respective Forms 6-K on the date of this Agreement in the form previously provided by Parent or the Company to the other Party, as applicable, and to the distribution or dissemination of any Parent Disclosure Documents by Parent and any Company Disclosure Documents by the Company, and (b) nothing herein shall prohibit the making of any public statement or press release by a Party to the extent that in the judgment of such Party upon the advice of its outside counsel such public statement or press release is required by applicable Law or any listing agreement with or rule of any national securities exchange or association, in which case, the Party making such determination will, if practicable in the circumstances, allow the other Parties reasonable time to comment on such public statement or press release in advance of its issuance.
SECTION 8.5.  Further Assurances.  At and after the Closing Date, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

SECTION 8.6.  Notices of Certain Events.  Prior to the Closing Date or the earlier termination of this Agreement in accordance with Section 10.1, each of the Company and Parent shall promptly notify the other if to the Knowledge of the Company or the Knowledge of Parent, as the case may be:
(a)  any written notice or other written communication is received from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Transactions;
(b)  any written notice or other written communication is received from any Governmental Authority in connection with the Transactions;
(c)  any action, suit, claim, investigation or proceeding is commenced or, to the Knowledge of the Company or the Knowledge of Parent, as the case may be, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Company Vessels or Parent and any of its Subsidiaries or Parent Vessels, as applicable, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement;
(d)  any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any of the conditions set forth in Article IX not to be satisfied;
(e)  any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder occurs that would or would reasonably be expected to cause any of the conditions set forth in Article IX not to be satisfied; and
(f)  any event occurs that has had a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.
Notwithstanding anything in this Section 8.6 to the contrary, the failure by a Party to comply with this Section 8.6 shall not constitute a breach of or non-compliance with any covenant or agreement by such Party for determining the satisfaction of the conditions to the obligations of the Parties set forth in Section 9.2(c) or Section 9.3(c).
SECTION 8.7.  Stock Exchange Delisting.  The Company shall cooperate with Parent and use its reasonable best efforts to take all actions and do all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ and of the OSE to ensure that the Company Common Shares, subject to completion of the Merger, are delisted from trading on NASDAQ and on the OSE and deregistered under the 1934 Act as of or as soon as practicable after the Closing Date, and the Company shall cooperate with Parent with respect to such approvals.

SECTION 8.8.  Transfer Taxes.  The Parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the Transactions (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes.  From and after the Effective Time, Parent shall pay or cause to be paid all Transfer Taxes.
SECTION 8.9.  Tax Matters.  Each of Parent and the Company shall use its reasonable best efforts (i) to cause the Merger, including the receipt of Parent Shares by Company Common Shareholders, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code with respect to which Parent and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code and (ii) not to, and not permit or cause any of its respective Subsidiaries to, take or cause to be taken any action reasonably likely to cause the Merger, including the receipt of Parent Shares by Company Common Shareholders, to fail to qualify as a “reorganization” under Section 368(a) of the Code, provided however, that no Party makes any representation or warranty as to the future trading prices of Parent Shares. The Parties agree that they will not make an election described in Section 338 of the Code with respect to the Transactions.
SECTION 8.10.  CSD Registration.  The Parent shall use its reasonable best effort to register the Parent Shares in VPS to enable, among other things, delivery of the Per Share Merger Consideration on the Closing Date or as soon as practicable after the Closing Date to Company Common Shareholders with Company Common Shares registered in VPS.  If requested by the Parent, the Company shall use its reasonable best efforts to assist the Parent with such registration.
ARTICLE IX
CONDITIONS TO THE MERGER
SECTION 9.1.  Conditions to Obligations of Each Party.  The respective obligations of each Party to effect the Merger are subject to the satisfaction of the following conditions unless the condition has been waived by mutual written agreement of the Company and Parent:
(a)  no applicable Law preventing or prohibiting the consummation of the Merger shall be in effect;
(b)  the Company Shareholders Approval shall have been obtained in accordance with the BCA and the Company’s bye-laws;
(c)  all required filings and approvals set forth on Section 9.1(c) of the Parent Disclosure Letter shall have been made or obtained (or waiting periods expired or terminated) under any Antitrust Laws that are applicable to the Transactions; and
(d)  (i) the Registration Statement shall have become effective under the 1933 Act and shall not be the subject of any stop order suspending the effectiveness thereof or any proceedings initiated by the SEC seeking any such stop order; (ii) the Parent Shares included in the Merger Consideration shall have been approved for listing on NYSE, subject to the completion of the Merger and official notice of issuance; and (iii) publication of the EU Exemption Document.

SECTION 9.2.  Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company, at or prior to the Closing, of the following additional conditions:
(a)  (i) the representations and warranties of Parent and Merger Sub contained in Section 5.11(a)(ii) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date, (ii) the representations and warranties of Parent and Merger Sub contained in the first sentence of Section 5.1, Section 5.2(a), Section 5.4(a), the first sentence of Section 5.4(b), Section 5.4(e)(i) and Section 5.21 of this Agreement shall be true and correct (except for de minimis exceptions) as of the Closing Date as if made at and as of the Closing Date (except to the extent any such representation and warranty by its terms addresses matters only as of another specified time, in which case such representation and warranty will be true and correct (except for de minimis exceptions) as of such other time), and (iii) all of the other representations and warranties of Parent and Merger Sub contained in this Agreement or in any certificate or other writing delivered by Parent pursuant hereto (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct as of the Closing Date as if made at and as of the Closing Date (except (1) to the extent any such representation and warranty by its terms addresses matters only as of another specified time, in which case such representation and warranty will be true and correct in all material respects as of such other time or (2) where the failure of any or all of such representations and warranties to be so true and correct would not in the aggregate have a Parent Material Adverse Effect);
(b)  either (i) all of the Specified Approvals have been obtained on or prior to, and shall be in full force and effect on, the Closing Date, or (ii) Parent shall have demonstrated to the reasonable satisfaction of the Transaction Committee that Parent and/or the Company has available, or will have available at Closing, alternative financing sufficient to refinance any Indebtedness for which the Specified Approvals are not obtained;
(c)  each of Parent and Merger Sub shall have performed and complied with in all material respects all of the covenants and obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date;
(d)  from the date hereof and through the Closing Date, there shall not have occurred a Parent Material Adverse Effect;
(e)  Parent shall have delivered to the Company, a true and complete copy of each of the Parent Special Board Report and the Parent Audit Report on or prior to the Closing Date;
(f)  Merger Sub shall have elected to be an entity disregarded from Parent for U.S. federal income tax purposes effective prior to the Closing Date; and
(g)  Parent shall have delivered to the Company, as of the Closing Date, a certificate, dated as of such date, executed by an executive officer of Parent to the effect that the conditions set forth in clauses (a), (c) and (d) of this Section 9.2 have been satisfied as of the Closing Date.

SECTION 9.3.  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Closing, of the following additional conditions:
(a)  (i) the representations and warranties of the Company contained in Section 4.11(a)(ii) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date, (ii) the representations and warranties of the Company contained in the first sentence of Section 4.1, Section 4.2(a), Section 4.4(a), the first sentence of Section 4.4(b) and Section 4.22 of this Agreement shall be true and correct (except for de minimis exceptions) as of the Closing Date as if made at and as of the Closing Date (except to the extent any such representation and warranty by its terms addresses matters only as of another specified time, in which case such representation and warranty will be true and correct (except for de minimis exceptions) as of such other time), and (iii) all of the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct as of the Closing Date as if made at and as of the Closing Date (except (1) to the extent any such representation and warranty by its terms addresses matters only as of another specified time, in which case such representation and warranty will be true and correct in all material respects as of such other time or (2) where the failure of any or all of such representations and warranties to be so true and correct would not in the aggregate have a Company Material Adverse Effect);
(b)  either (i) all of the Specified Approvals shall have been obtained in form and substance reasonably satisfactory to Parent, on or prior to, and shall be in full force and effect on, the Closing Date, or (ii) Parent and/or the Company shall have available, or will have available at Closing, alternative financing sufficient to refinance any Indebtedness for which the Specified Approvals are not obtained;
(c)  the Company shall have performed and complied with in all material respects with each of the covenants and obligations required to be performed by it under this Agreement on or prior to the Closing Date;
(d)  from the date hereof through the Closing Date, there shall not have occurred a Company Material Adverse Effect; and
(e)  the Company shall have delivered to Parent, as of the Closing Date, a certificate, dated as of such date, executed by an executive officer of the Company to the effect that the conditions set forth in clauses (a), (c) and (d) of this Section 9.3 have been satisfied as of the Closing Date.
SECTION 9.4.  Frustration of Closing Conditions.  Neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 8.2 or Section 8.5.
ARTICLE X
TERMINATION
SECTION 10.1.  Termination.  This Agreement may be terminated at any time prior to the Effective Time (notwithstanding the receipt of the Company Shareholders Approval), as follows:
(a)  by mutual written agreement of the Company and Parent; or
(b)  by either the Company or Parent, if:
(i)  the Effective Time shall not have occurred on or before December 31, 2025 (the “End Date”); provided, that if (A) the Company Shareholders Meeting shall not have occurred by such date and (B) all other conditions in Article IX (other than the conditions set forth in Section 9.1(c)) are satisfied or are capable of being satisfied by such date, then Parent or the Company may elect, by written notice to the other Party, to extend the End Date to March 31, 2026; provided, further, that if the Company Shareholders Meeting shall have been adjourned in accordance with Section 8.1(e), the End Date shall be extended by the Adjournment Period; provided, further, that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to any Party if the failure of such Party (and in the case of Parent, including the failure of Merger Sub) to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;
(ii)  the Company Shareholders Approval shall not have been obtained after a vote of the Company’s shareholders has been taken and completed at the duly convened Company Shareholders Meeting or at any adjournment thereof; or
(iii)  there shall be any applicable Law that prohibits the Company, Parent or Merger Sub from consummating the Merger and such prohibition shall have become final and nonappealable; or
(c)  by Parent, if:
(i)  an Adverse Recommendation Change shall have occurred;
(ii)  the Company shall have entered into a binding agreement (other than a confidentiality agreement contemplated by Section 6.4(b)(i)) relating to any Acquisition Proposal; or
(iii)  prior to the taking of a vote to adopt this Agreement at the Company Shareholders Meeting, the Company shall have intentionally and materially breached any of its covenants or obligations under Section 6.4;

(d)  by the Company, if (i) Parent or Merger Sub shall have breached or failed to perform any of their covenants or obligations set forth in this Agreement, or (ii) any representation or warranty of Parent or Merger Sub shall have become untrue, in each case which breach or failure to perform or to be true, individually or in the aggregate, has resulted or would reasonably be expected to result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(c) (such circumstance, a “Material Parent Breach”), and such Material Parent Breach cannot be or, to the extent curable by Parent or Merger Sub, has not been cured by the earlier of (1) the End Date and (2) twenty (20) days after the giving of written notice to Parent of such breach or failure; provided, that if such breach or failure to perform is capable of being cured by Parent by the End Date, such twenty (20) day period shall be extended until the second (2nd) Business Day prior to the End Date solely to the extent during such period Parent is using its reasonable best efforts to cure such breach or failure to perform; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this clause (d) if the Company is then in breach of any of its covenants or agreements set forth in this Agreement, which breach would result in the failure of any of the conditions set forth in Section 9.3(a) or Section 9.3(c); and
(e)  by Parent, if (i) the Company shall have breached or failed to perform any of its covenants or obligations set forth in this Agreement (other than its covenants and obligations under Section 6.4), or (ii) any representation or warranty of the Company shall have become untrue, in each case which breach or failure to perform or to be true, individually or in the aggregate has resulted or would reasonably be expected to result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(c) (such circumstance, a “Material Company Breach”), and such Material Company Breach cannot be or, to the extent curable by the Company, has not been cured by the earlier of (1) the End Date and (2) twenty (20) days after the giving of written notice to the Company of such breach or failure; provided, that if such breach or failure to perform is capable of being cured by the Company by the End Date, such twenty (20) day period shall be extended until the second (2nd) Business Day prior to the End Date solely to the extent during such period the Company is using its reasonable best efforts to cure such breach or failure to perform; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this clause (e) if Parent or Merger Sub is then in breach of any of their covenants or agreements set forth in this Agreement, which breach would result in the failure of any of the conditions set forth in Section 9.2(a) or Section 9.2(c).
The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give written notice of such termination to the other Party.
SECTION 10.2.  Effect of Termination.  If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to the other Party; provided that, if such termination shall result from the intentional breach by a Party of its obligations hereunder or common law fraud, such Party shall be fully liable for any and all liabilities and damages incurred or suffered by the other Parties as a result of such breach (including liability for damages determined taking into account the loss of the economic benefits of the Transactions to the Company’s shareholders).  For purposes of this Agreement, “intentional breach” shall mean an action or omission taken or omitted to be taken that the breaching Party intentionally takes (or fails to take) and knows (or should reasonably have known) would, or would reasonably be expected to, cause a material breach of this Agreement.

The Non-Disclosure Agreement and the provisions of this Section 10.2 and Article XI shall survive any termination of this Agreement pursuant to Section 10.1.
ARTICLE XI
MISCELLANEOUS
SECTION 11.1.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including email transmission) and shall be given, if to Parent or Merger Sub, to:
CMB.TECH NV
De Gerlachekaai 20
2000 Antwerp
Belgium
Attention:  Ludovic Saverys
Email: legal@cmb.tech

with a copy (which shall not constitute notice) to:

Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
USA
Attention: Keith Billotti
Email: billotti@sewkis.com

with a copy (which shall not constitute notice) to:

Argo Law BV
Borsbeeksebrug 28
2600 Antwerp
Belgium
Attention: Nico Goossens and Henri Nelen
Email: nico.goossens@argo-law.be; henri.nelen@argo-law.be

if to the Company, to:

Golden Ocean Group Limited
14 Par-la-Ville Road
PO Box HM 1593
Hamilton HM 08
Bermuda
Attention: Peder Simonsen
Email: peder.simonsen@goldenocean.no

with a copy (which shall not constitute notice) to:

Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
USA
Attention: Edward S. Horton and Nick Katsanos
Email: horton@sewkis.com; katsanos@sewkis.com

with a copy (which shall not constitute notice) to:

Advokatfirmaet Schjødt AS
Tordenskiolds gate 12
NO-0201 Oslo
Norway
Attention: Erlend Brun Bakken and Viggo Bang-Hansen
Email: erlendbrun.bakken@schjodt.com; viggo.bang-hansen@schjodt.com or to such other address as such Party may hereafter specify for the purpose by notice to the other Parties.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. (in the time zone of the recipient) on a Business Day.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.
SECTION 11.2.  Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing Date.
SECTION 11.3.  Amendments and Waivers.
(a)  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party or, in the case of a waiver, by each Party against whom the waiver is to be effective; provided that (i) any such amendment or waiver on behalf of the Company shall require the approval of the Transaction Committee, and (ii) after the Company Shareholders Approval has been obtained there shall be no amendment or waiver that would require the further approval of the shareholders of the Company under the BCA unless such amendment is subject to shareholder approval.
(b)  No waiver shall be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

SECTION 11.4.  Expenses.  Except as expressly otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses, whether or not the Merger is consummated.
SECTION 11.5.  Exhibits; Disclosure Letters.  All exhibits annexed hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  References to this Agreement shall include the Company Disclosure Letter and the Parent Disclosure Letter.  The Parties agree that any item or reference in any section or subsection of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the corresponding Sections or subsections of this Agreement and any other representations and warranties that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face.  The mere inclusion of an item in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement.
SECTION 11.6.  Waiver.  Subject to Section 11.3 hereof, at any time prior to the Effective Time, whether before or after the Company Shareholders Meeting, Parent (on behalf of itself and Merger Sub) may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Company, or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements or covenants of the Company or with any conditions to its own obligations.  Any agreement on the part of Parent (on behalf of itself and Merger Sub) to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on behalf of Parent by its duly authorized officer.  Subject to Section 11.3 hereof, at any time prior to the Effective Time, whether before or after the Company Shareholders Meeting, the Company may (a) extend the time for the performance of any of the covenants, obligations or other acts of Parent or Merger Sub, or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements or covenants of Parent or Merger Sub or with any conditions to its own obligations.  Any agreement on the part of the Company to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on behalf of the Company by its duly authorized officer.  The failure of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.  The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.
SECTION 11.7.  Governing Law.  This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the Laws of the State of New York without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York, except (a) to the extent that Bermuda or of the Kingdom of Belgium are mandatorily applicable to the Transactions, and (b) all matters relating to the fiduciary duties of the directors and officers of Company shall be subject to the Laws of Bermuda.

SECTION 11.8.  Jurisdiction.  EACH OF THE PARTIES CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK, NEW YORK AND ANY APPELLATE COURT THEREFROM LOCATED IN NEW YORK, NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS.  EACH OF THE PARTIES ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE FIFTEEN (15) CALENDAR DAYS AFTER SUCH MAILING.  NOTHING HEREIN WILL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST ANY OTHER PARTY IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.
SECTION 11.9.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
SECTION 11.10.  No Third Party Beneficiaries.  Except as provided in Section 7.1 and Section 11.15 (which provisions are intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Person), the Parties hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties.
SECTION 11.11.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
SECTION 11.12.  Specific Performance.  The Parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages may not be adequate compensation for any loss incurred in connection therewith.  Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New York or any New York state court, in addition to any other remedy to which they are entitled at law or in equity, and the Parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith.  The Parties hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for temporary restraining order) the defense that a remedy at law would be adequate.
SECTION 11.13.  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.
SECTION 11.14.  Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
SECTION 11.15.  Binding Effect; Benefit; Assignment.
(a)  The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the Parties and their respective successors and permitted assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and permitted assigns, except (i) as provided in Section 7.1 and (ii) the Company on behalf of the Company’s shareholders to pursue damages (including claims for damages based on loss of the economic benefits of the Transaction to the Company’s shareholders) in the event of the intentional breach of this Agreement prior to the Closing Date by Parent or Merger Sub (whether or not this Agreement has been terminated pursuant to Article X), which right is hereby expressly acknowledged and agreed by Parent and Merger Sub.
(b)  No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement after the Closing Date to any Affiliate of Parent; provided, that no such assignment shall relieve Parent or Merger Sub of any obligations under this Agreement; provided, further, that no assignment or purported assignment of this Agreement by Parent or Merger Sub shall be valid if and to the extent such assignment causes the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.  Any purported assignment without such prior written consents shall be void.

SECTION 11.16.  Entire Agreement.  This Agreement and the Non-Disclosure Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof and thereof.
SECTION 11.17.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties.  Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.
CMB.TECH NV

By:	/s/ Alexander Saverys
	Name:	Alexander Saverys
	Title:	Authorized Signatory

By:	/s/ Ludovic Saverys
	Name:	Ludovic Saverys
	Title:	Authorized Signatory

CMB.TECH BERMUDA LTD.

By:	/s/ Alexander Saverys
	Name:	Alexander Saverys
	Title:	Director

By:	/s/ Ludovic Saverys
	Name:	Ludovic Saverys
	Title:	Director

GOLDEN OCEAN GROUP LIMITED

By:	/s/ James Ayers
	Name:	James Ayers
	Title:	Secretary

[Signature page to Merger Agreement]

Exhibit A
Form of Bermuda Merger Agreement

A-1

Exhibit B

Form of Exchange Agent Agreement

B-1

Exhibit C

Illustrative Calculations of Adjustments to the Merger Consideration and the Per Share Merger Consideration

Examples of adjustments are as follows based on the current Per Share Merger Consideration of 0.95 Parent Shares for each Company Common Share which is calculated as 14.49/15.23.

C-1